UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under § 240.14a-12

FOX FACTORY HOLDING CORP.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒ No fee required.
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

March 20, 2024
A Message from our Chief Executive Officer
Dear Stockholders:
This year, the company is celebrating the 50th anniversary of the first production of FOX Air Shox. As innovation leaders across various markets, we are fueled by the same passion and mindset that led to that revolutionary FOX product 50 years ago. In addition, our future is focused on a common love for adventure and competitiveness, the guts to chase greatness, and a headstrong will to push boundaries; we break the mold wherever we exist.
As we wrapped up 2023, I can only describe it as a story in two parts, the first half being a general continuation of the strong results of 2022, and the second half, especially after Labor Day, of significant external challenges from OEM demand softness to a UAW strike that impacted our automotive businesses. OEM demand softness remains a headwind persisting into at least the first half of 2024. Even with these external challenges we are pleased to see the continued growth in many parts of the business, helping to offset some of the above-mentioned headwinds. Despite the challenges we face, we must not forget what makes us a leading competitor across many sectors and our commitment to our brand and products that make us the unique company we are today. It is the creativity of our people who question the status quo and use ingenuity to solve problems. It’s also the crucible of competition that shapes our product development. As a result of sticking to our roots, our FOX off-road racers in 2023 achieved 180 Pro Class podiums, 36 Pro podium sweeps, and a 9th consecutive Crandon World Cup victory. Moreover, our bike athletes excelled at the highest level of mountain bike racing, with 28 World Cup wins and 4 World Championship titles.
It takes grit and perseverance, partnering with professional athletes who challenge us to deliver championship winning solutions, to continue to out-innovate the competition. In fiscal year 2023, both PVG and SSG increased their product launches exponentially over prior years and in fiscal year 2024, both plan to launch a record number of new products on an individual and combined basis, underscoring our commitment to pushing potential further through product innovation. With Marucci joining our family, their team has an amazing product pipeline and collaborations planned throughout the year. We are thrilled about what Marucci brings to our commitment to innovation, culture and performance defining passion. The promise of new and ongoing partnerships across our businesses will advance our strategy and deepen consumer engagement with our brands – all driven by the strength of our unique competitive advantages.
In fiscal year 2024, we will continue to invest in the core of our business: enhancing our research and development capabilities to further leverage technology and engineering to improve performance. We are enthusiastic about the products in the pipeline and our future growth potential. We have a resolute team with a long-term vision in place, all inspired by a rich legacy of redefining performance with a “never done” attitude and always pursuing excellence, as Bob Fox did 50 years ago.
I hope that we can count on your continued support as an investor or customer—ideally both—and cordially invite you to attend FOX's 2024 Annual Meeting of Stockholders, which will be held via webcast on Friday, May 3, 2024, at 1:00 p.m. Eastern Daylight Time. Please note that this year's Annual Meeting will be held virtually, which means that you will be able to register and vote online by visiting www.proxypush.com/FOXF. Please visit www.proxydocs.com/FOXF for complete details. I look forward to speaking with you then.

Sincerely,

Michael C. Dennison
Director and Chief Executive Officer

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 3, 2024

Fox Factory Holding Corp.’s 2024 Annual Meeting of Stockholders (the "Annual Meeting") will be held via webcast on Friday, May 3, 2024, at 1:00 p.m. Eastern Daylight Time. This year's Annual Meeting will be in virtual meeting format only, which means that you will be able to participate in the meeting, vote and submit your questions during the meeting online by visiting www.proxypush.com/FOXF. You will not be able to attend the Annual Meeting in person.
The purposes of the meeting are to:
1.    Elect three Class II directors, as described in the Proxy Statement, each to serve for a term to expire at the 2027 Annual Meeting of Stockholders;
2.    Ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2024;
3.     Vote on an advisory resolution to approve the Company’s executive compensation; and
4.    Vote on an advisory resolution on the frequency of future advisory votes on the Company's executive compensation.
The stockholders will also consider and act upon such other matters as may properly come before the meeting, or any adjournment or postponement thereof.
These matters are more fully described in the Proxy Statement. The Board of Directors recommends that you vote "FOR" all the nominated directors, "FOR" the ratification of the independent public accountants, and "FOR" the advisory approval of the Company’s executive compensation, and to conduct an advisory vote on the Company's executive compensation every "ONE YEAR." The Board of Directors knows of no other matters at this time that may be properly brought before the meeting.
Stockholders of record at the close of business on March 5, 2024 are entitled to notice of, and to vote at, the Annual Meeting and any subsequent adjournments or postponements thereof. A list of these stockholders will be available for inspection for 10 days preceding the Annual Meeting at our principal executive offices located at 2055 Sugarloaf Circle, Suite 300, Duluth GA 30097. The Notice of Annual Meeting, Proxy Statement, Proxy Card, Annual Report, and other Proxy Materials are first being sent or made available to stockholders on or about March 20, 2024.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
We are pleased to save costs and help protect the environment by using the Notice and Access method of delivery. Instead of receiving paper copies of our Proxy Materials in the mail, many stockholders will receive a Notice of Internet Availability of Proxy Materials ("Notice"), which provides an internet website address where stockholders can access electronic copies of Proxy Materials and vote. This website also has instructions for voting by telephone and for requesting paper copies of the Proxy Materials and proxy card. The Company's 2024 Proxy Statement and Annual Report for fiscal year 2023 are available online at www.proxydocs.com/FOXF. We encourage you to access and review such materials before voting.
Your vote is important to us. Whether or not you expect to attend the Annual Meeting via webcast, we urge you to consider the Proxy Statement carefully and to promptly vote your shares either by (1) voting through the internet at the website shown on the proxy card or Notice or by telephone at the telephone number shown on the proxy card or Notice; or (2) completing, dating, signing, and returning the enclosed proxy card as promptly as possible if you received paper copies of your Proxy Materials in the mail. Completing a proxy card or voting through the internet or telephone will not prevent you from voting by following the instructions on the website during the webcast, but will assure that your vote is counted, if, for any reason, you are unable to attend. Our proxy tabulator, Mediant Communications, Inc., must receive any proxy that will not be delivered during the webcast to the Annual Meeting by 11:59 p.m. Eastern Daylight Time on Thursday, May 2, 2024.

By Order of the Board of Directors,

Toby D. Merchant
Chief Legal Officer and Secretary
Duluth, GA
March 20, 2024

PROXY SUMMARY

2024 Annual Meeting of Stockholders

Date and Time	Virtual Stockholder Meeting (Via Webcast)
May 3, 2024, 1:00 p.m. EDT	Register at www.proxydocs.com/FOXF
Record Date	Voting Eligibility
March 5, 2024	Owners of our common stock as of the Record Date are entitled to vote on all matters

Voting Items and Board Recommendations

Item	Proposal	Board Vote Recommendation	Page Reference

1	Elect three Class II directors	FOR	12

2	Ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2024	FOR	61

3	Approve an advisory resolution on our executive compensation	FOR	64

4	Vote on an advisory resolution on the frequency of future advisory votes on executive compensation	ONE YEAR	65

2023 Performance Highlights

Overview of Business
Our company, Fox Factory Holding Corp., is a global leader in the design, engineering, manufacturing and marketing of premium products and systems that deliver championship-level performance for customers worldwide. Our premium brands, performance-defining products and systems are used primarily on bicycles (“bikes”), side-by-side vehicles (“side-by-sides”), on-road vehicles with and without off-road capabilities, off-road vehicles and trucks, all-terrain vehicles (“ATVs”), snowmobiles, and specialty vehicles and applications. In addition, we offer premium baseball and softball products.
Some of our products are specifically designed and marketed for certain leading cycling and powered vehicle original equipment manufacturers (“OEMs”), including Giant, Orbea, Canyon Bicycles, Yeti Cycles, Santa Cruz Bicycles, Trek Bicycles and Specialized in bikes, and Ford, Polaris, BRP, Toyota, Yamaha, Honda, and Jeep in powered vehicles, while others are distributed to consumers through a global network of dealers and distributors and through direct-to-customer channels.
Additionally, we upfit trucks to be off-road capable and on-road vehicles with product offerings such as lift kits and components with our shock products, superchargers, interior accessories, wheels, tires, lighting, and body enhancements. We also offer mountain and road bike wheels and other performance-defining cycling components including cranks, chainrings, pedals, bars, stems, and seat posts.
FOX is an aspirational brand and we believe many of our OEMs often prominently display and incorporate our products to improve the marketability and consumer demand for their performance models. Professional athletes using our products are consistently successful in elite competitive events around the world providing brand exposure and demonstrating their performance capabilities, all of which, we believe, reinforces our premium brand image and positively influences the purchasing habits of enthusiasts and other consumers seeking high-performance products.
We continue to opportunistically expand our total available market through potential acquisitions beyond our current product categories. We believe there may be opportunities to acquire other recognized brands that are valued by that same passionate customer. We are also evaluating “white space” opportunities to expand into relevant performance-defining adjacencies.
2023 Performance Highlights and Key Accomplishments
Financial Results
Fiscal year 2023 reflects a tale of two halves with the first half of the year generally being on plan and the back half of the year having significantly growing headwinds. Challenges including the ongoing inventory recalibration in the bike industry, the United Auto Worker Union (“UAW”) strike impacting our Powered Vehicles Group (“PVG”) and Aftermarket Applications Group (“AAG”), and higher interest rates affecting customer purchasing practices led to annual sales below our expectation. Despite the aforementioned headwinds, PVG managed to achieve organic growth, showcasing the expansion of our market presence and the effectiveness of our product range. The decrease in Specialty Sports Group net sales was partially offset by revenue from Marucci Sports, LLC (“Marucci”), which we acquired in November 2023. The impact of the UAW strike and the high interest rate environment on AAG’s performance was offset by net sales from Custom Wheel House, LLC, which was acquired in March 2023.

Fiscal Year 2023 RESULTS

Sales	$1,464.2 million

Net income	$120.8 million

Earnings per diluted share	$2.85

Adjusted net income*	$167.5 million

Adjusted earnings per diluted share*	$3.95

Adjusted EBITDA*	$261.0 million

* Reconciliations of non-GAAP measures are provided in Annex A, attached hereto.
Fiscal Year 2023 Percentage changes (Year over Year)

Key Management and Governance Developments
On April 14, 2023, Scott R. Humphrey departed from his position as the Company’s Chief Financial Officer and Treasurer. In connection with Mr. Humphrey’s separation from the Company, the Board appointed Ms. Maggie E. Torres, who had been with FOX since 2014 and served as Vice President, Corporate Controller since 2020, as the Company’s Interim Chief Financial Officer and Interim Treasurer while the Company completed its search process for a permanent Chief Financial Officer.
Effective June 12, 2023, Dennis C. Schemm was appointed as the Company’s Chief Financial Officer and Treasurer. Mr. Schemm has more than 25 years of experience in finance, with a deep skill set that includes financial risk management, controllership, global financial planning and analysis, treasury, audit, capital allocation strategies, and mergers and acquisitions. In connection with Mr. Schemm’s appointment, Ms. Torres transitioned from Interim Chief Financial Officer and Interim Treasurer to the role of Director of Accounting Projects on the same date. Additionally, on May 3, 2023, Brendan Enick joined the Company as the Chief Accounting Officer.

Say-on-Pay Responsiveness

We value our stockholders’ perspectives regarding our corporate governance, sustainability and executive compensation practices, as well as our business strategy and public disclosures. In May 2023, we were pleased to receive approximately 94% stockholder support for our Say-on-Pay proposal. Abstention votes and broker non-votes were at 3%.
We conduct ongoing reviews of both our governance and executive compensation practices to ensure that we maintain best practices and enhanced disclosure in our Proxy Statement and other Securities and Exchange Commission (“SEC”) filings. We also work to expand and enhance our public disclosure around the topics of interest to our stockholders.

Strong, Well-Balanced Corporate Governance Practices

•Highly Qualified and Independent Board. Our directors bring deep industry experience to provide effective oversight in the boardroom. Six of our seven directors are independent. Independent directors comprise 100% of each of the Board’s committees and independent directors regularly meet in executive session without management present.
•Independent Board Leadership. The Chair of our Board is an independent director. The Board does not have a policy as to whether the Chair should be an independent director, but when the Chair is not an independent director, the independent directors appoint a “Lead Independent Director.” The Lead Independent Director is responsible for: approving Board meeting agendas; in consultation with the non-employee directors and the Executive Chair, when applicable, approving Board meeting schedules to ensure there is sufficient time for discussion of all agenda items; approving the type of information to be provided to directors for Board meetings; presiding at all executive sessions of the non-employee directors (which are held after all Board meetings); when applicable, serving as liaison between the Executive Chair and the independent directors; being available for consultation and direct communication with the Company’s stockholders; calling meetings of the non-employee directors when necessary and appropriate; and performing such other duties as the Board may from time to time designate.
•Focus on Board Diversity. The Board adopted a formal Board Inclusion and Diversity Policy in May 2021 to ensure the use of a diverse and inclusive lens in identifying, evaluating, nominating and selecting members of the Board. While this Policy is specifically applicable to the Board, it acts in concert with the behaviors outlined in the FOX Code of Ethics, Employee Handbook, and other global policies that outline the Company’s broader commitment to inclusion, diversity, and engagement.
•Mix of Company History and Fresh Ideas. We believe our current Board tenure and composition reflects an appropriate mix of historical company knowledge and fresh perspectives.

•Awareness and Oversight of Sustainability Matters. We conducted a stakeholder-led materiality assessment in 2021 to understand our sustainability context and identify and prioritize our sustainability issues. We engaged with company leaders, employees, investors, athletes, and consumers to ensure inclusion of representative voices from across our entire stakeholder network. Our analysis delivered a comprehensive view of where our business was and where we want to be in the future. We identified and prioritized material sustainability topics where we cause actual and potential impacts, both positive and negative. Our most pressing sustainability challenges include talent, inclusion, and diversity; climate change and greenhouse gas (GHG) emissions; sustainable products and materials; trail access and conservation; and community impact. This assessment informed our emerging sustainability strategy: Fox Factory Frontiers, which has three integrated impact pillars – People, Planet, and Product – supported by excellence in business fundamentals. This strategic framework is guiding our work in this space globally under the leadership of Jackie Martin, Chief Purpose and Inclusion Officer. The Nominating and Corporate Governance Committee Charter was updated in 2022 to reflect the Board’s growing oversight of the Company’s sustainability initiatives to ensure alignment with best practices. Please refer to the Sustainability section of this filing for an overview of the sustainability strategy.
Please see Corporate Governance for further discussion of our governance practices.

Director Nominees

The table below provides summary information about our three director nominees. Our directors are elected by a plurality of votes cast. For more information, refer to section Election of Class II Directors (Proposal 1). The Board recommends that you vote “FOR” each of the director nominees.

Name	Age	Director Since	Occupation	Committee(s)
Non-Independent Directors
Michael C. Dennison	56	February 2018	CEO of FOX Former President and Chief Marketing Officer of FLEX	None
Independent Directors
Sidney Johnson	62	January 2021	Managing Partner at J-Core Network Former Head of Procurement and Automotive Sourcing of Harman International Industries, Inc.	Nominating and Corporate Governance Committee and Compensation Committee Member
Ted D. Waitman	74	June 2013	Former CEO of CPM Holdings Inc.	Audit Committee and Nominating and Corporate Governance Committee Member

PROXY STATEMENT
Fox Factory Holding Corp. (which we refer to as “we,” “us,” “our,” “FOX” or the “Company”) is furnishing this Proxy Statement in connection with the solicitation by our Board of Directors (our “Board”) of proxies to vote at the 2024 Annual Meeting of Stockholders (“the Annual Meeting”), which will be held via webcast on Friday, May 3, 2024, at 1:00 p.m. Eastern Daylight Time, or at any adjournment or postponement thereof.
We first sent or made available these Proxy Materials (as defined below) to our stockholders on or about March 20, 2024. A copy of this Proxy Statement, the proxy card and our Annual Report for fiscal year 2023 (collectively, the “Proxy Materials”) can be found at the web address: www.proxydocs.com/FOXF. When we refer to the Company’s fiscal year, we mean the annual period ending on the Friday closest to December 31 of the stated year. Information in this Proxy Statement for 2023 generally refers to our 2023 fiscal year, which was from December 31, 2022 through December 29, 2023 (“fiscal year 2023”).

2024 ANNUAL MEETING INFORMATION
Date and Time. The Annual Meeting will be held “virtually” through a webcast on Friday, May 3, 2024, at 1:00 p.m. Eastern Daylight Time. There will be no physical meeting location. The meeting will only be conducted via a webcast.
Access to the Webcast of the Annual Meeting. The webcast of the Annual Meeting will begin promptly at 1:00 p.m. Eastern Daylight Time. Online access to the webcast will open approximately 15 minutes before the start of the Annual Meeting to allow time for you to log in and test your computer system. We encourage you to access the meeting prior to the start time.
Login Instructions. As the Annual Meeting is being conducted via a webcast, there is no physical meeting location. To attend the Annual Meeting, log in and register at www.proxydocs.com/FOXF. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. On the day of the Annual Meeting, stockholders may begin to log in to the virtual-only Annual Meeting 15 minutes prior to the Annual Meeting. The Annual Meeting will begin promptly at 1:00 p.m. Eastern Daylight Time. We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.
Submitting Questions at the Annual Meeting. Stockholders may submit questions when registering for the Annual Meeting or during the Annual Meeting once online access to the Annual Meeting is open. You will need your unique control number included on your proxy card (printed in the box and marked by an arrow) or on the instructions that accompanied your Proxy Materials. Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints.
Voting Your Shares at the Annual Meeting. You may vote your shares at the Annual Meeting even if you previously submitted your vote. For instructions on how to do so, see the section below titled “How do I vote my shares at the Annual Meeting?”.

QUESTIONS AND ANSWERS ABOUT
THIS PROXY STATEMENT AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will consider and vote on the following matters:
•Proposal 1: To elect three Class II directors, described in the Proxy Statement, each to serve for a term to expire at the 2027 Annual Meeting of Stockholders;
•Proposal 2: To ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2024;
•Proposal 3: To vote on an advisory resolution to approve the Company’s executive compensation; and
•Proposal 4: To vote on an advisory resolution on the frequency of future advisory votes on the Company’s executive compensation.
The stockholders will also consider and act on any other matters as may properly come before the meeting, or any adjournment or postponement thereof.
How are the Proxy Materials being delivered?
The SEC adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to stockholders in lieu of a paper copy of the Proxy Materials. The Notice provides instructions as to how shares can be voted. Shares must be voted either by telephone, internet or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice. Any Notices that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:
The Proxy Materials are available at www.proxydocs.com/FOXF. Enter the unique control number located on the Notice or proxy card to access the Proxy Materials.
Who may attend the Annual Meeting?
Anyone who was a stockholder as of the close of business on March 5, 2024 may attend the Annual Meeting via webcast. Mediant Communications, Inc. (“Mediant”) has been selected as our inspector of election. As part of its responsibilities, Mediant is required to independently verify that you are a FOX stockholder eligible to attend the Annual Meeting and to determine whether you may vote in person at the Annual Meeting (via webcast).
Who is entitled to vote at the Annual Meeting?
Only stockholders of record of our common stock at the close of business on March 5, 2024, the record date, are entitled to vote at the Annual Meeting. There were 41,993,841 shares of our common stock outstanding on March 5, 2024. Stockholders of record are entitled to cast one vote per share on all matters.

How do I participate in the Annual Meeting?
Instructions on how to connect and participate in the Annual Meeting, including how to demonstrate proof of ownership of our common stock, are posted at www.proxydocs.com/FOXF. To attend the Annual Meeting, log in and register at www.proxydocs.com/FOXF. You will need your unique control number that is printed in the box marked by the arrow on your Notice or your proxy card (if you received a printed copy of the Proxy Materials) to register and attend the Annual Meeting. Refer to Login Instructions above for more details.
How do I vote my shares at the Annual Meeting?
You may vote your shares at the Annual Meeting even if you previously submitted your vote. To vote at the Annual Meeting, log in at www.proxypush.com/FOXF. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your Proxy Materials.
How do I vote my shares without attending the Annual Meeting?
Stockholders of record may vote their shares by appointing a proxy to vote on your behalf by promptly submitting the proxy card, which is solicited by the Board. Our Board designated the persons named in the proxy card as proxies. The designated proxies are officers of the Company. They will vote as directed by the completed proxy card. Stockholders of record also have the opportunity to appoint another person to attend the Annual Meeting (via webcast) and vote on their behalf by inserting such other person’s name on the proxy card and returning the duly executed proxy card to us.
There are three ways to vote by proxy:
1.By Mail -
Complete, sign and date your proxy card and return it in the postage-paid envelope we provided or follow instructions on your proxy card.
2.By Telephone - 1-866-284-5163
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 2, 2024. Have your proxy card in hand when you call and then follow the instructions.
3.By Internet - www.proxypush.com/FOXF
Use the internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Daylight Time on May 2, 2024. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.
If you received a proxy card in the mail but choose to vote by telephone or internet, you do not need to return your proxy card.
If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone or internet voting will depend on the bank’s, broker’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.
You may vote by telephone or internet until 11:59 p.m. Eastern Daylight Time on May 2, 2024, or Mediant must receive your paper proxy card by 11:59 p.m. Eastern Daylight Time on May 2, 2024.

How will my proxy be voted?
All properly completed, unrevoked proxies, which are received prior to the close of voting at the Annual Meeting, will be voted in accordance with the specifications made. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted:
•FOR the individuals nominated as a director in Proposal 1, described in this Proxy Statement, for a term to expire at the 2027 Annual Meeting of Stockholders;
•FOR Proposal 2, the ratification of the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2024;
•FOR Proposal 3, the advisory approval of the Company’s executive compensation;
•For every ONE YEAR for Proposal 4, the frequency at which future advisory votes on the Company’s executive compensation are to occur; and
in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting, or any adjournment or postponement thereof.
The Board is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intent of the persons named in the proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.
May I revoke or change my vote?
If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Corporate Secretary, by delivering a proxy bearing a later date or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder or, if you obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending and voting at the Annual Meeting.
Will my vote be made public?
All proxies, ballots and voting materials that identify the votes of specific stockholders will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.
What constitutes a quorum, permitting the meeting to conduct its business?
The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock entitled to vote as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you attend the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum. Stockholders who participate in the Annual Meeting online will be considered to be attending the meeting in person for purposes of determining whether a quorum has been met.
Shares represented by proxies that are marked “Abstain” or “Withhold” will be counted as shares present for purposes of determining the presence of a quorum. Shares of stock entitled to vote that are represented by broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal without specific voting instructions from the beneficial owner.

How many votes are needed to approve a proposal?
Proposal 1
Assuming the presence of a quorum, each director nominee receiving a plurality of the votes cast at the Annual Meeting (in person or by proxy) will be elected as a director. No stockholder shall be permitted to cumulate votes for the election of directors. The election of directors is a non-discretionary item and brokers may not vote on Proposal 1 without specific voting instructions from beneficial owners, resulting in a broker non-vote. Broker non-votes and withheld votes are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy, and therefore, have no effect on Proposal 1.
Proposal 2
Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, directly or by proxy, at the Annual Meeting (via webcast) and entitled to vote is required to ratify the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal year 2024. An abstention is not counted toward the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, and the effect of an abstention is the same as a vote “Against” the ratification. Ratification of this appointment is a discretionary item upon which your bank or broker has the authority to vote uninstructed shares. Should your broker not indicate their vote relating to the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2024, but otherwise appoint the proxies, your shares will be voted “For” the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for fiscal year 2024.
Proposal 3
Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, directly or by proxy, at the Annual Meeting and entitled to vote on the proposal is required to approve the advisory vote on executive compensation. Proposal 3 is a non-discretionary item and brokers may not vote on Proposal 3 without specific voting instructions from beneficial owners, resulting in a broker non-vote. An abstention is not counted toward the approval, and the effect of an abstention is the same as a vote “Against” the approval. Broker non-votes will have no impact on this proposal. Because the vote on this proposal is advisory in nature, it will not be binding on the Board. However, the Board will consider the outcome of the vote along with other factors when making its decision about the compensation of our Named Executive Officers. See “Compensation Discussion and Analysis - Say-on-Pay Outcome and Stockholder Outreach Efforts” for additional information.
Proposal 4
Regarding the advisory resolution on whether the advisory vote on executive compensation should be held every one, two or three years, the frequency option that receives the highest number of votes cast on this proposal will be deemed the preferred option of stockholders. Proposal 4 is a non-discretionary item and brokers may not vote on Proposal 4 without specific voting instructions from beneficial owners, resulting in a broker non-vote. Broker non-votes and abstentions will have no impact on this proposal. Because the vote on this proposal is advisory in nature, it will not be binding on the Board.
Who will count the vote?
Representatives of Mediant will tabulate the votes and act as the inspectors of election.
How can I find the voting results of the Annual Meeting?
We will report the voting results in a Current Report on Form 8-K within four business days of the Annual Meeting. If final voting results are not available to us at that time, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to such current report on Form 8-K to publish the final results.

How is the solicitation being made?
We, the Company, are making this solicitation and as such, the cost of solicitation of proxies will be borne by us. Our directors, officers, and employees may make solicitation, personally or by telephone, email or fax. The Notice and, if requested, the Proxy Materials will be distributed to beneficial owners of common stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.
Where can I find more information about Fox Factory Holding Corp.?
We file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at our website at http://investor.ridefox.com and at the internet site maintained by the SEC at http://www.sec.gov.

ELECTION OF CLASS II DIRECTORS
(PROPOSAL 1)
The Board of Fox Factory Holding Corp. is currently comprised of seven individuals and is divided into three classes serving staggered three-year terms. The terms of office of Classes I, II and III expire at different times in annual succession, with one class being elected at each Annual Meeting of Stockholders. Messrs. Dennison, Johnson, and Waitman are Class II directors who are up for election at this year’s Annual Meeting of Stockholders. Mr. Duncan and Ms. Hlay are Class III directors and will serve until the 2025 Annual Meeting of Stockholders, or earlier in the case of such Class III director’s earlier death, resignation or removal. Ms. Fetter and Mr. Mendenhall are Class I directors and will serve until the 2026 Annual Meeting of Stockholders, or earlier in the case of such Class I director’s earlier death, resignation or removal.
The Class II directors are proposed to be elected at the Annual Meeting to serve for a term to expire at the 2027 Annual Meeting of Stockholders or earlier in the case of such Class II director’s earlier death, resignation or removal. The Board nominated Messrs. Dennison, Johnson, and Waitman for election as Class II directors. The nominees indicated a willingness to stand for election and to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named.
Unless otherwise indicated in your proxy, the persons named as proxies in the proxy card, or their substitutes, will vote your proxy for the nominee, who has been designated as such by the Board. In the event that a nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for any replacement nominee designated by the Nominating and Corporate Governance Committee and the Board, if such a replacement nominee is designated. The Nominating and Corporate Governance Committee recommended each nominee that the Board recommends to stockholders to the Board. The following paragraphs describe the business experience and education of our directors.
Directors Up for Re-Election

Michael C. Dennison Director and Chief Executive Officer Age: 56 Non-Independent Director Since: February 2018
Michael C. Dennison has served as Chief Executive Officer since June 2019, having previously joined FOX in August 2018 as President, Powered Vehicles Group. Mr. Dennison has served as a director on our Board since February 2018. Prior to joining the Company, he most recently was President and Chief Marketing Officer for Flex Ltd., a global supply chain company from February 2012 to August 2018. While at Flex Ltd., Mr. Dennison held critical leadership roles, ranging from leading the company’s procurement and global supply chain organizations to serving as Senior Vice President of Business Management for both the High-Velocity Solutions Group and the Mobile and Consumer Segment. Prior to joining Flex Ltd., he was the Regional Director at Arrow Electronics, based in New York. Mr. Dennison earned a Bachelor of Arts degree in liberal arts from Oregon State University in 1989 and is accredited by Harvard Business School in executive courses. Additionally, Mr. Dennison serves as Chair of the Board of K&N Engineering, Inc., an industry-leader in automotive filtration and technology, and as Lead Director for Solo Brands, a holding company that specializes in outdoor and adventure brands.
Mr. Dennison brings over 25 years of leadership experience to the Board with considerable expertise to reach strategic, operational, sales, and marketing objectives. Mr. Dennison has extensive management experience with international consumer products, high technology, and global supply chain management. Additionally, his deep institutional knowledge of FOX, its products, and customers coupled with his strategic acumen allows Mr. Dennison to provide the Board with unique insight into the Company’s operations.

Sidney Johnson Director Age: 62 Independent Director Since: January 2021 Committees: Member of Nominating and Corporate Governance and Compensation
Sidney Johnson has served on the Board since January 2021, and is a member of both the Company’s Compensation Committee and Nominating and Corporate Governance Committee. Mr. Johnson has over 30 years of operational excellence and global supply chain experience in the technology, global mobility, and automotive manufacturing industries. He is currently managing partner at J-Core Network, a supply chain consulting firm. He most recently served as Head of Procurement and Automotive Sourcing at Harman International Industries, Inc., a global leader in connected car technology and audio electronics, and a subsidiary of Samsung Electronics. He began his career at General Motors (NADAQ:GM) in 1988, holding a variety of positions in operations, lean manufacturing, purchasing, and quality assurance. Mr. Johnson joined Delphi in 2000 and spent over 20 years with Delphi, which became later known as Aptiv, an Irish-American automotive technology supplier, with his last role as Senior Vice President, Global Supply Chain Management. In this role, he built supplier capabilities and implemented global sourcing strategies that allowed for greater business flexibility and cost efficiencies. Mr. Johnson also served as Vice Chair of the National Minority Supplier Development Council Board of Directors and as an Advisory board member of the International Trade Centre, a joint agency between the World Trade Organization and the United Nations. In 2021, Mr. Johnson received the J. Shipman Gold Award, a highly coveted industry award for supply chain leaders who made lasting contributions to their organization and the industry. Mr. Johnson earned a Bachelor's degree in Industrial Engineering and Technology from Central State University in Wilberforce, Ohio, and a Master's degree in Industrial Management from Wesleyan University in Indianapolis.
Mr. Johnson has a breadth of knowledge and experience in logistics and supply chain management, ranging from national and international supply chain ecosystems to novel disruptors in the global economy. His unique insight is critical to the Company as we implement the next phase of efficiencies into our business and operations and build supplier diversity. His accomplishments in operational efficiency and value creation across various sectors, including the automotive sector, as well as his unique insight into supply chain risk in an evolving global economy, qualify him to serve as director.

Ted D. Waitman Director Age: 74 Independent Director Since: June 2013 Committees: Member of Audit and Nominating and Corporate Governance
Ted D. Waitman has served on the Board since June 2013, and is a member of both the Company’s Audit Committee and Nominating and Corporate Governance Committee. Since 1978, he held various leadership positions, including President and Chief Executive Officer of CPM Holdings Inc., a global leading provider of engineered process solutions and automation. Prior to becoming President and Chief Executive Officer of CPM Holdings Inc., Mr. Waitman gained experience as a manufacturing engineer, plant manager, and global manufacturing manager. In addition, Mr. Waitman served as a Director of CPM Holdings Inc.’s Board from 2003-2020 and served in an advisory capacity until 2022. From 2006-2008, Mr. Waitman was an independent director of Compass Diversified Holdings, a publicly-traded company. He previously was a Director of the American Feed Industry Association and President of the Process Equipment Manufacturers' Association. Mr. Waitman earned a Bachelor of Science degree in Industrial Engineering from the University of Evansville.

Mr. Waitman has culminated extensive experience from over three decades of service as a board member and in executive management roles. His experience and leadership in corporate strategy, acquisitions and global growth provide valuable and insightful perspectives on a multitude of issues facing public companies. He provides considerable guidance on corporate development, acquisitions, international expansion, business operations, and the manufacturing industry qualifying him as a director.
Directors Not Up for Re-Election

Dudley W. Mendenhall Chair of the Board Age: 69 Independent Director Since: June 2013 Committees: Member of Audit and Compensation Audit Committee Financial Expert (as defined under SEC rules)
Dudley W. Mendenhall joined our Board as a director of its subsidiary in February 2012 and was appointed to serve as Lead Independent Director of the Company’s Board of Directors in June 2013. Mr. Mendenhall was then appointed Chair of the Board in 2017 and served until 2019, when he was then reappointed as Lead Independent Director. Mr. Mendenhall served as Lead Independent Director until 2021, when he was once again appointed to Chair of the Board. Mr. Mendenhall also serves as a member of both the Company’s Audit and Compensation Committees. Since July 2012, Mr. Mendenhall has been an independent consultant providing financial advisory services. From 2016-2023, he served as independent director and Chair of the Audit Committee for 5.11, Inc., a company that designs and manufactures high quality tactical apparel and other tactical consumer goods. From 2010-2012, Mr. Mendenhall was Vice President of Strategy, Planning and Operations in the office of Strategy and Technology at Hewlett-Packard Co., and before that, from 2009-2010, he served as Chief Financial Officer of Solera Holdings Inc., a provider of software and services to the automobile insurance claims processing industry. From 2007-2009, he served as Chief Financial Officer of Websense Inc. and from 2003-2007, Mr. Mendenhall was Senior Vice President and Chief Financial Officer of K2 Inc., an international sporting equipment manufacturer. He earned a Bachelor of Arts degree in Economics from Colorado College.
Mr. Mendenhall has decades of experience as a chief financial officer at public companies and extensive experience in both risk management and strategic planning. He brings experience in international operations and extensive expertise in financial controls and maintaining growth. His strong financial acumen gained through his finance leadership roles, accounting, and audit knowledge and experience brings valuable financial and reporting insight to our Board, qualifying him to serve as a director.

Thomas E. Duncan Director Age: 59 Independent Director Since: July 2017 Committees: Chair of Nominating and Corporate Governance
Thomas E. Duncan joined the Board in July 2017 and is Chair of the Company’s Nominating and Corporate Governance Committee. He is currently President/CEO of Hickory Holdings LLC. Prior to his current role, Mr. Duncan was a Managing Board Member for Positec Group, a global manufacturer and marketer of power tools and lawn and garden equipment and accessories including the Rockwell and WORX brands. Prior to Positec, he was a Vice President of Robert Bosch Tool Corp. from June 2001 to September 2003, and was a Vice President at Vermont American Corp. from September 1992 to June 2001 until it was acquired by Robert Bosch Tool Corp. Mr. Duncan was a director on the Outdoor Power Equipment Institute Board of Directors from October 2015 to April 2023 (Board Chair 2021-2022), and is currently a director on the Folks Center for International Business Board of Directors at University of South Carolina’s Darla Moore School of Business since September 2016. From 2018 to 2021, Mr. Duncan served on the Board of Directors of Fast Growing Trees (SP FGT Holdings LLC), a privately held e-commerce company. He earned a Bachelor of Arts degree in rhetoric from the University of Virginia and a Master of International Business from University of South Carolina’s Darla Moore School of Business.
Mr. Duncan has over 25 years of experience in the manufacturing and consumer durable goods industries, with significant expertise in brand development and scaling operations. He has a track record of success in direct marketing and operational management, bringing a unique insight into sales and growth strategies for the Company. Mr. Duncan’s strong global business leadership and executive management skills coupled with his strategic vision qualifies him to be a director.

Elizabeth A. Fetter Director Age: 65 Independent Director Since: June 2017 Committees: Chair of Compensation and Member of Nominating and Corporate Governance
Elizabeth A. Fetter has served on our Board since June 2017 and currently serves as the Chair of the Compensation Committee and is a member of the Company’s Nominating and Corporate Governance Committee. Ms. Fetter has decades of board experience. She has served on the Board of Directors of McGrath Rentcorp, a B2B rental company, since 2014 and is the founder of Abundance Hill Enterprises LLC and Fetter Advisory Services, where she has served in principal capacities since 2015. She previously served on the Board of Talend SA (2020-2021), a global leader in cloud data integration and data integrity, when the company went private with Thoma Bravo. From 2004-2021, she was on the Board of Directors for Connexed Technologies Inc. From 2000-2013, Ms. Fetter served as a member of Symmetricom Inc.’s Board of Directors, where she was chair of the Compensation Committee and a member of the Audit and Stock Option Committee, eventually being appointed President and Chief Executive Officer of Symmetricom Inc. in April 2013. She served in this capacity until Microsemi Corp. acquired Symmetricom Inc. in November 2013. Additionally, Ms. Fetter was President and Chief Executive Officer of technology startup, NxGen Modular LLC, from 2011-2012, and was President, Chief Executive Officer, and a Director of Jacent Technologies, Inc., a privately held supplier of on-demand ordering solutions for the restaurant industry (2007). She served on the QRS Corporation Board of Directors from 2005-2013 and on the Ikanos Corp. Board of Directors from 2008-2009. She previously was the Alliant International University Inc. Chair of the Board of Trustees and served as a trustee from 2004-2013. Ms. Fetter earned a Bachelor of Arts degree in Communication Studies from Pennsylvania State University, a Master of Science degree in Industrial Administration from Carnegie Mellon University (Tepper & Heinz Schools) and an Advanced Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. She previously taught Finance and Accounting at the Graduate level and strategy for UC Berkeley Extension International Management seminars and also participated in the Harvard Business School Director School executive education program.
Ms. Fetter has more than 25 years of public and private company board experience and held chief executive officer roles at three companies ranging from startup to $5B in revenue. She has extensive experience in technology, telecommunications, real estate, and financial sectors. In 2019, she was named one of the Most Influential Corporate Board Directors by Women Inc. With significant experience in leadership and business development, Ms. Fetter brings a sophisticated understanding of public company operational requirements and strategic development, which qualifies her as director.

Jean H. Hlay Director Age: 64 Independent Director Since: February 2019 Committees: Chair of Audit and Member of Compensation Audit Committee Financial Expert (as defined under SEC rules)
Jean H. Hlay has served on the Board since February 2019, was named chair of the Audit Committee of the Company in April 2021, and is a member of the Company’s Compensation Committee. She has more than 25 years of executive and senior leadership experience in the consumer branded products manufacturing and distribution industries. Ms. Hlay most recently served as President and Chief Operating Officer of MTD Products, Inc., a privately owned, global manufacturer and distributor of residential and commercial outdoor power equipment with over 7,000 employees in 16 major locations worldwide. She was named to the MTD Products, Inc. Board of Directors in 2002, was appointed President and Chief Operating Officer in 2009 and continued in both roles until 2018. Prior to MTD, Ms. Hlay was Chief Financial Officer of Crossville Rubber Products, Inc./Plastivax, Inc., a manufacturer of rubber and vinyl floor mats serving the automotive industry, and she began her career at Price Waterhouse (now PwC), one of the big four accounting firms. She has served on the Pella Corp. Board of Directors since 2012, a privately held corporation that manufactures windows and doors, and from 2006-2018 she served on the Outdoor Power Equipment Institute Board of Directors. Ms. Hlay also serves as a director for Blain’s Supply, a family-owned chain retail store specializing in home improvement and farming such as tools/apparel, Buckeye Corrugated Inc., a manufacturer of custom corrugated product packaging and displays, and BCD Parent, Inc., which is a parent company of American Trailer World (ATW), the leading manufacturer and retailer of trailers and truck equipment. Ms. Hlay earned a Bachelor of Science, Business Administration degree in Accounting from Bowling Green State University and is a CPA (inactive).
Ms. Hlay has first-hand knowledge and experience in the consumer products manufacturing industry, value creation in this sector, and global operations. Her business expertise, customer-centric philosophy, and commitment to delivering quality products provide our Board with unique insight into consumer-branded manufacturing products and corporate strategy for such goods. She has a global vision, a commitment to success, and extensive leadership experience that qualify her as director.
Board Diversity
The following table presents the relevant diversity information of the Board as of March 20, 2024.

Board Diversity Matrix
Total Number of Directors	7
	Female	Male
Part I: Gender Identity
Directors	2	5
Part II: Demographic Background
African American or Black	0	1
White	2	4
LGBTQ+	0
Military Veterans	0
On August 6, 2021, the U.S. Securities and Exchange Commission (the “SEC”) approved a Nasdaq Stock Market (“Nasdaq”) rule change requiring its listed companies to have, or explain why they do not have, at least two diverse directors. The diverse directors are to include (1) one director who self-identifies as female and (2) another director who self-identifies as a member of an underrepresented minority or LGBTQ+. This new rule requires all companies listed on Nasdaq’s U.S. exchange to publicly disclose consistent, transparent diversity statistics regarding their board of directors. We are fully compliant with the requirements of this rule.

Required Vote for Election of Directors
The election of directors is by plurality vote of holders present, in person or by proxy at the Annual Meeting and entitled to vote thereon, with each nominee receiving a plurality of the votes cast to be elected as a director.
Recommendation of the Board
The Board recommends that you vote “FOR” each of the nominees, Messrs. Dennison, Johnson, and Waitman, to be elected to our Board as Class II directors for terms ending at our 2027 Annual Meeting of Stockholders or earlier in the case of such director’s death, resignation or removal.

DIRECTOR COMPENSATION
Non-employee Director Compensation for Fiscal Year 2023
Any non-employee director who, directly, indirectly, or beneficially owns 5% or more of outstanding securities or is employed by or represents a stockholder of us that, directly, indirectly, or beneficially owns 5% or more of the Company’s outstanding securities is not entitled to receive any cash compensation or equity-based compensation for his or her service on the Board. Such non-employee director is, however, entitled to receive reimbursement for reasonable expenses that he or she properly incurs in connection with attending Board meetings and performing duties as a director.
For fiscal year 2023, our Non-employee Director Compensation Policy, as amended and restated, provided for an annual cash retainer of $75,000, payable in quarterly increments, for service as a non-employee director of FOX. A non-employee director who serves as Chair of the Board is paid an additional annual retainer of $90,000 and an additional equity award outlined below, plus the other retainers and compensation he or she may receive. The Chairs of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are provided additional annual retainers of $25,000, $17,500 and $17,500, respectively. The Lead Independent Director, when applicable, is paid an additional annual retainer of $15,000. Each non-employee director serving on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is provided additional annual retainers of $10,000, $10,000, and $10,000, respectively. Finally, each of the non-employee directors is entitled to receive reimbursement for reasonable expenses that he or she properly incurs in connection with attending Board meetings and his or her duties as a director. In October 2023, the Compensation Committee reviewed market pay benchmarking of peer group and a broader group of comparably-sized companies and decided, in order to approximate market median levels, for fiscal year 2024, to increase the annual cash retainer of the non-employee directors to $80,000.
Pursuant to our Non-employee Director Compensation Policy, as amended and restated, non-employee directors are also granted annual equity-based compensation awards in the form of restricted stock units (“RSUs”) pursuant to the 2022 Omnibus Plan, as amended. These awards vest on the day immediately prior to the next Annual Meeting of Stockholders, subject to accelerated vesting in the event of the director’s death or a change in control of the Company and are subject to such additional terms and conditions as may be set forth in the applicable award agreement and plan. Subject to applicable laws and our policies in place for equity-based awards, through fiscal year 2023, the non-employee directors were entitled to receive an annual award of RSUs determined by dividing $150,000, by the closing price of our common stock on the date of grant. The Chair of the Board or our Lead Independent Director, as applicable, will receive an additional annual award of RSUs determined by dividing $15,000 by the closing price of our common stock on the date of grant. In fiscal year 2023, other than the Chair of the Board, Mr. Mendenhall, who received 1,694 RSUs on May 5, 2023, each other non-employee director received an award of 1,540 RSUs on May 5, 2023. These awards will vest on the day immediately prior to the 2024 Annual Meeting, subject to accelerated vesting in the event of a director’s death or a change in control of the Company. In October 2023, the Compensation Committee decided, for fiscal year 2024, to increase the annual equity-based compensation award for each non-employee director to $160,000.

The following table sets forth information for fiscal year 2023 regarding the compensation awarded to, earned by or paid to persons who served as our non-employee directors during fiscal year 2023.

DIRECTOR COMPENSATION - FISCAL YEAR 2023
Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Dudley W. Mendenhall	$185,000	$165,000	$350,000
Thomas E. Duncan	$90,625	$150,000	$240,625
Elizabeth A. Fetter	$101,250	$150,000	$251,250
Jean H. Hlay	$110,000	$150,000	$260,000
Sidney Johnson	$93,750	$150,000	$243,750
Ted D. Waitman	$93,750	$150,000	$243,750
(1)Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB Topic 718 of RSUs awarded in fiscal year 2023 pursuant to the 2022 Omnibus Plan. The RSUs vest on the day before the Company’s Annual Meeting.

CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which currently consists of seven members. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to our management.
The Board of Directors
Governance Guidelines
Our Board adopted a set of governance guidelines (the “Governance Guidelines”) to assist our Board and its committees in performing its duties and serving the best interests of our Company and our stockholders. The Governance Guidelines cover topics including, but not limited to, director selection and qualification, director responsibilities and operation of our Board, director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning, recoupment of performance-based compensation and the annual evaluations of our Board.
Code of Ethics
Our Board adopted a Code of Ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethics is posted on our website http://investor.ridefox.com. The Code of Ethics can only be amended by the approval of a majority of our Board, including a majority of our independent directors. Any waiver to the Code of Ethics for an executive officer or director may only be granted by our Board and must be timely disclosed as required by applicable law. Any amendments to the Code of Ethics, or any waivers of its requirements, will be disclosed on our website at http://investor.ridefox.com or by filing with the SEC a Current Report on Form 8-K, in each case, if such disclosure is required by rules of the SEC or Nasdaq Listing Rules.
Leadership Structure
The Board believes its current leadership structure is best suited to serve the interest of the stockholders. The Board does not have a policy as to whether the Chair should be an independent director, but when the Chair is not an independent director, the independent directors appoint a “Lead Independent Director.” Mr. Mendenhall, an independent director, serves as our Board Chair. As Board Chair, Mr. Mendenhall is responsible for: approving Board meeting agendas; in consultation with the non-employee directors, when applicable, approving Board meeting schedules to ensure there is sufficient time for discussion of all agenda items; approving the type of information to be provided to directors for Board meetings; presiding at all executive sessions of the non-employee directors (which are held after every Board meeting); when applicable, serving as liaison between the Executive Chair and the independent directors; being available for consultation and direct communication with the Company’s stockholders; calling meetings of the non-employee directors when necessary and appropriate; and performing such other duties as the Board may from time to time designate. The Chief Executive Officer has general charge and management of the affairs, property and business of the corporation, under the oversight, and subject to the review and direction, of the Board, but does not serve in a leadership capacity on the Board.
Our Board has three standing committees, comprised solely of independent directors, the Audit Committee, chaired by Ms. Hlay; the Compensation Committee, chaired by Ms. Fetter; and the Nominating and Corporate Governance Committee, chaired by Mr. Duncan. The responsibilities and authority of each committee are described in this Proxy Statement.

Risk Oversight
The Board believes risk management is an important aspect of our business. The Board oversees and regularly reviews the Company’s management of material risks. While the Board as a whole ultimately has the responsibility for overseeing risk management, the Board delegated certain duties with respect to risk oversight to our Audit Committee. In furtherance of such purpose, the Audit Committee Charter specifically requires the Audit Committee to discuss with management, the internal auditor or internal audit service provider, as the case may be, and the independent public accountant the Company’s major risk exposures (whether financial, operations or both) and the steps management has taken to monitor and control such exposure, including the Company’s risk assessment and risk management policies. The Board is regularly updated on the Audit Committee’s findings.
Board Meetings
During fiscal year 2023, the Board held six meetings. All of our directors who served in fiscal year 2023 attended or participated in 75% or more of the aggregate of (1) the total number of meetings of the Board (held during the period for which such person has been a director) and (2) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).
Attendance of Directors at the Annual Meeting
Pursuant to our Governance Guidelines, our directors are encouraged to attend our Annual Meetings of Stockholders. Five of our directors attended our 2023 Annual Meeting of Stockholders.
Stock Ownership Guidelines
Effective January 2, 2021, our Board established Stock Ownership Guidelines (the “Guidelines”) to promote a long-term perspective in managing FOX and to ensure alignment with stockholders, capital markets and public interests. The Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Chief Legal Officer and Group Presidents (collectively, the “Covered Executives”) and the non-employee directors of the Board (“Directors,” together with the Covered Executives the “Covered Executives and Directors”) are the individuals subject to the Guidelines. Each Covered Executive and Director is expected to acquire, and continue to hold during the term of his or her employment as a Covered Executive, or during his or her term as a Director, as applicable, ownership of FOX common stock (FOXF) having a value equal to: five times base salary for the Chief Executive Officer, three times base salary for the remainder of the Covered Executives, and five times the annual cash retainer for the Directors, rounded up to the nearest 500 shares (the “Ownership Requirement”). Additionally, Covered Executives and Directors must retain at least 50% of his or her net shares following the exercise of options, the vesting of restricted stock units or the vesting of performance share units until the applicable Ownership Requirement has been met. Covered Executives and Directors are expected to achieve the applicable Ownership Requirement within five years after first becoming subject to the Guidelines, but the Nominating and Corporate Governance Committee may grant a waiver to the Guidelines on a case-by-case basis. As of the date of this Proxy Statement, all Covered Executives and Directors met their Ownership Requirements or were on target to reach their expected position within the five-year timeline.
Policies
Hedging and Pledging Policy
Our Board adopted the Policy Regarding Insider Trading, Tipping and Other Wrongful Disclosures, or the Insider Trading Policy. The Insider Trading Policy prohibits employees (including part-time and temporary employees), officers, directors, consultants and contractors of the Company from hedging transactions with respect to shares of our common stock. The Insider Trading Policy also requires directors, executive officers and designated insiders to obtain pre-approval from one of the Company's Designated Officers before pledging shares of our common stock.

Clawback Policy
Additionally, effective October 2, 2023, our Board adopted the Fox Factory Holding Corp. Amended and Restated Clawback Policy (the “Clawback Policy”). The Clawback Policy provides for the recovery of certain erroneously awarded incentive compensation in the event the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any reporting requirement under securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Clawback Policy is intended to comply with, and shall be interpreted in accordance with, Section 10D of the Securities Exchange Act of 1934, as amended, Exchange Act Rule 10D-1, and Nasdaq Stock Market Listing Rule 5608. The Clawback Policy can be found attached as Exhibit 97 to our Annual Report on Form 10-K for the year ended December 29, 2023.
Certain Relationships and Related Transactions and Director Independence
Policies and Procedures for Related Party Transactions
Our Board adopted a written related person transaction policy, which is included in our Code of Ethics and sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. As provided by our Nominating and Corporate Governance Committee Charter, our Nominating and Corporate Governance Committee is responsible for reviewing and approving in advance any related party transaction and no related party transactions have been approved except in accordance with our policy. In fiscal year 2023, we did not engage in any related person transactions requiring disclosure under Item 404 of Regulation S-K.
Director Independence
The rules and listing standards of NASDAQ, or the Nasdaq Listing Rules, generally require a majority of the members of our Board satisfy the Nasdaq Listing Rules criteria for “independence.” No director qualifies as independent under the Nasdaq Listing Rules unless our Board affirmatively determines that the director does not have a relationship with us that would impair independence (directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our Board determined that Messrs. Mendenhall, Waitman, Johnson and Duncan and Mses. Fetter and Hlay are currently independent directors as defined under the Nasdaq Listing Rules. Mr. Dennison has been determined not to be independent by our Board.

Nominations of Directors and Diversity
Consideration of Director Nominees
The Nominating and Corporate Governance Committee annually assesses the size and composition of the Board in light of our operating requirements and determined that seven is the appropriate number of directors to have on the Board. The Nominating and Corporate Governance Committee also identifies and makes recommendations to the Board with respect to candidates for election as directors by stockholders at our Annual Meetings of Stockholders. When necessary, the Nominating and Corporate Governance Committee utilizes external director search firms as well as the Company’s internal Human Resources staff to engage in a thorough and exhaustive search for candidates. The Nominating and Corporate Governance Committee reviews candidates with certain criteria designed to best serve the Company, including, but not limited to: (1) possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility; (2) have a genuine interest in the Company and a recognition that, as a member of the Board, each director is accountable to the stockholders of the Company; (3) have a background that demonstrates an understanding of business and financial affairs of other organizations of comparable or larger purpose, complexity and size, and subject to similar or greater legal restrictions and oversight; (4) be able to contribute to the effective oversight of the Company, taking into account the needs of the Company and such factors as the individual’s experience, perspective, skills and knowledge of the industries in which the Company and its subsidiaries operate; (5) have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the Company and its stockholders; (6) have no relationships that might impair his or her independence, including, but not limited to, business, financial or family relationships with the Company’s management; (7) have the ability and be willing to spend the time required to function effectively as a director; (8) possess skills necessary for service on Board committees; (9) be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director; and (10) have independent opinions and be willing to state them in a constructive manner. These criteria are set forth in the Nominating and Corporate Governance Committee Charter.
The Nominating and Corporate Governance Committee will consider director candidates recommended by Company stockholders, as provided for in the Fox Factory Holding Corp. Policy Regarding Security Holder Recommendations of Director Nominees, set forth below. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an Annual Meeting of Stockholders, must do so by delivering no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting a written recommendation to the Nominating and Corporate Governance Committee c/o Fox Factory Holding Corp., 2055 Sugarloaf Circle, Suite 300, Duluth, GA 30097, Attn: Chief Legal Officer, and must meet the deadlines and other requirements set for in our Amended and Restated Bylaws (the “Bylaws”), the Fox Factory Holding Corp. Policy Regarding Security Holder Recommendations of Director Nominees and the rules and regulations of the Securities and Exchange Commission (“SEC”). If a stockholder, in accordance with the procedural requirements discussed above, recommends a proposed director candidate, the Chief Legal Officer will provide the stockholder recommendation to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate the proposed director’s candidacy and recommend whether the Board should nominate the proposed director candidate for election by Company’s stockholders.

Diversity
Creating a culture of belonging by fostering the ongoing development of a diverse and inclusive work environment is core to the future of FOX. As such, the Board adopted its Inclusion and Diversity Policy to ensure the use of a diverse and inclusive lens in identifying, evaluating, nominating, and selecting members of the Board of Directors, aligning with FOX’s core values to drive the execution of a long-term strategy which promotes sustainable success for the benefit of all its stakeholders. The Board desires to be a reflection of the communities within which the organization operates. As well, the Board intends to comply with NASDAQ-listed company board diversity rules, while recognizing that temporary imbalances in representation may arise due to changes in Board composition. The Board also supports and sets expectations to drive equity in representation of senior leadership and critical roles held by women, historically ethnic/racial minorities, and other underrepresented groups across FOX. Finally, each Board member will personally and collectively engage in empathy and upskilling building measures to actively interrupt bias and be advocates of upstanding behaviors.

Sustainability
Our Board is engaged and involved in overseeing the Company’s long-term strategy, including evaluating key business risks and opportunities, consumer trends and competitive developments. This also includes aspects of our sustainability initiatives that relate to our corporate strategy, which the Nominating and Corporate Governance Committee and, as appropriate, the Board discuss quarterly. As a result of this process, the Board increased its oversight and support of our sustainability journey. The Company-wide Fox Factory Frontiers strategy focuses on three integrated impact pillars: People, Planet, & Product - supported by excellence in business fundamentals. In fiscal year 2023, we published our second sustainability report that detailed progress made within our strategic framework as well as announced 2030 Aspirations for change. These aspirations fall into five buckets: Inclusion, Diversity & Engagement; Sustainable Product Mindset; Social Impact; Carbon Emissions; & Supply Chain.
People
Our Company’s success depends on the talent and diverse perspectives of our employees, who bring their unique experiences and skills to fuel our passion for innovation and outperforming the competition. Our approach to building the most talented workforce is rooted in our commitment to our core values of leadership, trust, collaboration, agility, service, and ingenuity, which guide how we interact with each other, our customers, and our community of adventurers. We focus on three key areas: Talent, inclusion, and diversity; Employee health, safety, and well-being; and Community impact. Embracing a “One Fox” culture, we seek to foster a sense of belonging across locations, countries, and continents, ensuring everyone feels valued, appreciated, and motivated to achieve their full potential. We consistently strive to maintain a work environment that inspires excellence and nurtures individual growth.
Our Realizing Inclusion, Diversity, and Engagement (R.I.D.E.) @ Fox initiative continues to further our inclusive culture. In fiscal year 2023, we also launched the Peak Performance wellness framework, including learning webinars and access to new tools like the Calm app. Approximately 1,100 employees participated in our immersive virtual R.I.D.E. workshops with nearly sixty dedicated team members serving on the local R.I.D.E. Employee Councils. We launched our first Employee Resource Group in fiscal year 2022, the Women’s Interactive Network (W.I.N.), which became the foundation for the fiscal year 2023 launch of our Veterans Employee Resource Group (V.E.R.G.). We also launched our first employee recognition portal called Game Changers, igniting thousands of shoutouts across the Company. In fiscal year 2023, we launched two new Leadership Development Programs, rounding out the portfolio count to five, starting from interns through the executive level. In addition, we expanded self-paced development via Workday Learning, including the delivery of functional and compliance-based training.
To bolster strong connections within our communities, we have a community impact grant program focused on supporting STEM education, workforce development, and socio-economic equity. Additionally, our BOOST employee program flourished, matching employee charitable donations and volunteer time to maximize our collective impact in our communities fueled by our second annual Giving Month.

Beyond this, the Board, the Compensation Committee, and the Nominating and Corporate Governance Committee engage with management and human resource executives on a regular basis across a broad range of human capital management issues.
Planet
The Planet Frontier is focused on enjoying, protecting, and renewing our global playground. Our products enable consumers to connect with the natural environment and so a healthy planet is important to our business. We aim to play a leading role in reducing the impact of cycling and powered vehicle recreation on the planet. The Company assesses its environmental risks on an ongoing basis. We recognize that our operations have the potential to impact the environment, including, but not limited to, the use of non-recyclable materials in certain of our products and our continued business growth, which may cause higher utility usage. In fiscal year 2023, we conducted our second Scope 1, 2, and 3 greenhouse gas (“GHG”) inventory (verified externally), based on 2022 data, to quantify our operational, upstream, and downstream emissions related to energy consumption and other factors. We also completed our first climate risk assessment which informed our CDP (Carbon Disclosure Product) and TCFD (Taskforce on Climate-related Financial Disclosures) submissions.
In terms of our supply chain, we continued to gain adoption of our Supplier Code of Conduct that we rolled out to all Tier 1 suppliers in fiscal year 2022. It details our expectations related to labor, health and safety, the environment, and ethics. We expect that all suppliers, their employees, and any third parties act responsibly and conscientiously based on the principles and guidelines outlined in the Code of Conduct.
Because our products are an integral part of outdoor adventuring, we have the responsibility to promote the conscientious use of land amongst outdoor enthusiasts and protect our shared playgrounds. We also aim to expand opportunities within the outdoor sporting industry, diversifying the populations that participate in cycling and power sports. Since fiscal year 2021, Trail Trust, our signature global community outreach initiative, helped do just that. To date, we donated $1.8 million, supporting the build and maintenance of 650 miles of trails and new outdoor adventuring for 24,000 members of underrepresented groups. This puts us well on our way of reaching our aspiration to give $10 million globally and expand access to 100,000 adventurers from underrepresented populations by 2030 through Trail Trust.
Product
The Product Frontier focuses on redefining performance through responsible innovation. We are focused on infusing the sustainability lens in product development; maintaining our leading performance for product integrity, design, and innovation; and pursuing strong performance in supply chain social and environmental impact. When we view product development through the lens of sustainability, we find opportunities to reduce the impacts of our products while improving performance, quality, and value. This enables consumers to deepen their connection to the natural environment. We also continually strive to reduce environmental impacts of the manufacturing processes employed in our own facilities and in our supply chain. In fiscal year 2023, we undertook some key material changes to reduce environmental impacts and eliminate Substances of Concern (SOC) in our products. Using our internally generated and maintained Approved Materials List, we can proactively stay ahead of global regulations and reduce the risk of impacts to the environment, workers, and users. These material changes also resulted in performance and cost improvements. In addition, we expanded our sustainable packaging initiatives across the business to include transitioning to reusable containers for internal parts transfers, employing reusable dunnage to safely ship parts to OEM Customers, and improving designs to create lower impact consumer packaging. Fiscal year 2023 also brought continued use of renewable energy in our key facilities and we intend to expand that in 2024. We continued to invest in resources to enhance our real-world, virtual, and lab testing capabilities to bolster our products’ durability, safety, and performance. Designing our products for serviceability and our robust service offerings further extend the lifespan of our products and enhance their sustainability.

Communications with the Directors
Stockholders wishing to communicate with the Board or an individual director may send a written communication to the Board or such director, c/o Fox Factory Holding Corp., 2055 Sugarloaf Circle, Suite 300, Duluth GA 30097, Attn: Chief Legal Officer. Communications may also be sent to the Chief Legal Officer by email at legal@ridefox.com.
Each communication must be in the form described in the Fox Factory Holding Corp. Process for Security Holder Communications with the Board of Directors, which is posted on our website at http://investor.ridefox.com. Communications determined by our Chief Legal Officer to be appropriate for presentation to the Board or such individual director will be submitted to the Board or such director on a periodic basis. Any communications that concern questionable accounting or auditing matters involving us will be handled in accordance with the terms or our Code of Ethics.

Board of Directors, Executive Officers and Committees
Certain Information Regarding our Directors and Executive Officers
The name and age as of the date of this Proxy Statement of each director, nominee and executive officer and the positions held by each of them in fiscal year 2023 are as follows:

Name	Age	Class	Position
Michael C. Dennison	56	II	Director and Chief Executive Officer
Dennis C. Schemm	58	—	Chief Financial Officer and Treasurer
Maggie E. Torres	41	—	Former Interim Chief Financial Officer and Former Interim Treasurer
Scott R. Humphrey	53	—	Former Chief Financial Officer and Former Treasurer
Christopher J. Tutton	50	—	President, Specialty Sports Group
Thomas L. Fletcher	59	—	President, Aftermarket Applications Group
Toby D. Merchant	45	—	Chief Legal Officer, Secretary and Chief Compliance Officer
Dudley W. Mendenhall	69	I	Chair of the Board
Thomas E. Duncan	59	III	Director
Elizabeth A. Fetter	65	I	Director
Jean H. Hlay	64	III	Director
Sidney Johnson	62	II	Director
Ted D. Waitman	74	II	Director
Executive Officers who are not Directors
Dennis C. Schemm joined FOX in June 2023 as the Chief Financial Officer and Treasurer. He has more than 25 years of experience in finance, with a deep skill set that includes financial risk management, controllership, global financial planning and analysis, treasury, audit, capital allocation strategies, and mergers and acquisitions. Prior to joining the Company, Mr. Schemm served as the Senior Vice President and Chief Financial Officer at Trex for the last three years and was the Senior Vice President, Chief Financial Officer and Commercial Lead, Joint Compound Division at Continental Building Products from 2015-2020. Mr. Schemm graduated with an MBA degree from Carnegie Mellon University.

Maggie E. Torres served as the Company’s Interim Chief Financial Officer and Interim Treasurer from April 2023 to June 2023. She transitioned to the position of Director, Accounting Projects upon Mr. Schemm’s appointment to the role of Chief Financial Officer and Treasurer. Ms. Torres joined FOX in August 2014 and served in a variety of roles including Vice President and Corporate Controller, Senior Director and Corporate Controller, Director of Corporate Reporting, and SEC Reporting Manger. Prior to joining FOX, Ms. Torres spent eight years in the assurance practice at BDO USA, LLP. Ms. Torres graduated with a B.A. degree from the University of California, San Diego and is a licensed Certified Public Accountant.
Scott R. Humphrey joined the Company in June 2020 as Senior Vice-President Finance, and was promoted to Chief Financial Officer and Treasurer in August 2020. Mr. Humphrey departed from his position as the Company’s Chief Financial Officer and Treasurer effective April 14, 2023. Prior to FOX, he was the interim Chief Financial Officer of Hibbett Sports, Inc. and served as Chief Financial Officer of Ciner Resources LP (n/k/a Sisecam Resources LP). Mr. Humphrey has over 20 years of experience in finance and operations management and provides the Company with a depth of experience in equity and debt financing, budgeting and forecasting, and execution of mergers and acquisitions. Earlier in his career, he managed all treasury activities at Schweitzer-Mauduit International, Inc. and prior to that at Hyco International, Inc. Mr. Humphrey earned a Bachelor of Science from Boston College and an MBA from Georgetown University.
Toby D. Merchant joined the Company as its first Chief Legal Officer and Secretary in April 2021. Mr. Merchant was also appointed as FOX’s Chief Compliance Officer in August 2021. Prior to joining FOX, Mr. Merchant was the Chief Operating Officer and General Counsel to McKenna & Associates, LLC, a boutique advisory firm that manages its own proprietary capital. Before that, Mr. Merchant was a partner at Squire Patton Boggs (US) LLP where he was a member of the firm’s global Corporate and Financial Services practice groups from October 2006 until November 2019. Prior to Squire Patton Boggs (US) LLP, Mr. Merchant was an associate at Dinsmore & Shohl LLP in the firm’s corporate practice group. Mr. Merchant has extensive experience working with public and private companies on a variety of matters ranging from corporate governance, securities matters, and company-specific issues, to leading domestic and international mergers, acquisitions, and divestitures. Mr. Merchant graduated with a B.S. degree from Cornell University and earned his Juris Doctor at Case Western Reserve University.
Christopher J. Tutton has served as President, Specialty Sports Group since April 2018. Prior to serving in this role, Mr. Tutton served as President, Race Face and Easton Cycling from 2014 to 2018 after FOX acquired both Race Face Performance Products and Easton Cycling to form RFE Holdings Corp., a wholly-owned subsidiary of FOX. Prior to joining the Company from 2011 to 2014, Mr. Tutton restarted the Race Face brand by founding a new company under Race Face Performance Products. He remained in the dual role as President of Race Face and Director of OEM sales at Easton Bell Sports (EBS) until purchasing Easton Cycling from EBS in 2013. Mr. Tutton started his career in the cycling industry at Rocky Mountain Bicycles and Race Face Components in 1994, working his way through various levels of increasing responsibility at Race Face to become the Vice President through 2008.
Thomas L. Fletcher joined the Company in July 2020 as Senior Vice President of Strategy and Platform Development. He was promoted to President, PVG Business and Corporate Strategy in May 2021. In the second quarter of fiscal year 2023, the Company realigned its PVG into the PVG and the AAG to be more aligned with the Company’s end customers and drive additional focus on product development. Concurrent with this realignment, Mr. Fletcher’s title changed to President, Aftermarket Applications Group. Prior to joining FOX, Mr. Fletcher served as a consultant for the Company from December 2019 until July 2020 and held various leadership positions at Flex Ltd. (NASDAQ: FLEX) and was responsible for developing and deploying growth strategies and solutions for several Fortune 100 companies. He brings a breadth of experience across a variety of disciplines, including business and technical executive leadership, strategy development, and operations. Before Flex, Mr. Fletcher held a variety of technical, business, and customer advocacy leadership roles in both hardware and software companies including Lockheed Martin, Ariba, Rasna, and Freedom Motors. Mr. Fletcher has a Master of Science degree from Stanford University in Aero/Astronautics, as well as Mechanical and Aeronautical Engineering degrees from the University of California, Davis Campus.
Executive officers. Our executive officers are elected by, and serve at the discretion of, our Board. There are no familial relationships between our directors and executive officers (or any nominees thereto).

Committees of the Board of Directors
The composition and responsibilities of each of the separately designated standing committees of our Board are described below. Members serve on these committees until their earlier death, resignation or removal.
Audit Committee. Our Audit Committee held four meetings during fiscal year 2023 and is currently comprised of Messrs. Mendenhall and Waitman and Ms. Hlay, with Ms. Hlay serving as Chair of this committee. Our Board determined that each member of the Audit Committee is “independent” and “financially literate” under the Nasdaq Listing Rules and the SEC rules and regulations and that each of Ms. Hlay and Mr. Mendenhall is an “audit committee financial expert” under the rules of the SEC. The responsibilities of the Audit Committee are included in its written charter, a current copy of which is available on our website http://investor.ridefox.com. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The functions of this committee include, among others:
•selecting, retaining, terminating, determining compensation for, and overseeing the independent registered public accounting firm;
•reviewing the scope of the audit by the independent registered public accounting firm;
•inquiring into the effectiveness of our accounting and internal control functions;
•assisting our Board in fulfilling its oversight responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, our adherence to policies regarding ethics and business practices and our enterprise risk-management practices;
•approving, or pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm; and
•obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes our internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues.
Compensation Committee. Our Compensation Committee held four meetings in fiscal year 2023 and is currently comprised of Mses. Fetter and Hlay, and Messrs. Mendenhall and Johnson, with Ms. Fetter serving as Chair of this committee. Our Board determined that each member of the committee is “independent” under the Nasdaq Listing Rules and all applicable laws. Each of the members of this committee is also a “non-employee director” as that term is defined under Rule 16b-3 of the Exchange Act. The responsibilities of the Compensation Committee are included in its written charter, a current copy of which is available on our website http://investor.ridefox.com. The functions of this committee include, among others:
•determining, or recommending to our Board for determination, the compensation of our Chief Executive Officer, our other executive officers, and certain other employees as determined by the Compensation Committee, and reviewing and approving or recommending to our Board for approval performance goals relevant to such compensation;
•evaluating and recommending the type and amount of compensation to be paid or awarded to the members of our Board;
•approving, periodically evaluating and proposing amendments to long-term incentive plans;
•evaluating and recommending to our Board new equity incentive plans, compensation plans and similar programs advisable for us, as well as recommending to our Board the modification or termination of existing plans and programs; and
•establishing or recommending policies with respect to compensation arrangements.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee held four meetings in fiscal year 2023 and is currently comprised of Messrs. Duncan, Johnson and Waitman and Ms. Fetter, with Mr. Duncan serving as Chair of this committee. Our Board determined that each member of the committee is “independent” under the Nasdaq Listing Rules and all applicable laws. The responsibilities of the Nominating and Corporate Governance Committee are included in its written charter, a current copy of which is available on our website http://investor.ridefox.com. The functions of this committee include, among others:
•interviewing, evaluating and recommending to our Board candidates for election as our directors, including nominations by stockholders;
•responsibility for matters relating to nomination of directors;
•maintaining formal criteria for selecting director nominees who will best serve the interests of our Company and our stockholders;
•considering and assessing the independence of members of our Board;
•evaluating director performance on our Board and applicable committees of our Board and determining whether continued service on our Board is appropriate;
•evaluating the adequacy of our corporate governance practices and policies;
•reviewing and approving all related party transactions;
•developing and periodically reviewing and recommending to our Board appropriate revisions to our corporate governance framework, including our Amended and Restated Certificate of Incorporation, Bylaws and Governance Guidelines;
•monitoring compliance with our Governance Guidelines and Stock Ownership Guidelines; and
•reviewing the composition of each committee annually and presenting recommendations for committee membership for our Board to consider.
Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee was an employee or officer of the Company during fiscal year 2023, was formerly an employee or officer of FOX or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past fiscal year served, as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Introduction
This Compensation Discussion and Analysis (“CD&A”) explains our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for the executives identified as Named Executive Officers in the Summary Compensation Table. Our executive compensation philosophy, policies, plans and programs are under the supervision of the Compensation Committee. For a description of the composition, authority and responsibilities of the Compensation Committee, see “Corporate Governance - Board of Directors, Executive Officers and Committees." Unless the context requires otherwise, in this Compensation Discussion and Analysis when we refer to the “Committee,” we are referring to the Compensation Committee, and when we refer to “Named Executive Officers” or “NEOs," we are referring to the executives identified as Named Executive Officers in the Summary Compensation Table, who for fiscal year 2023, were:
•Michael C. Dennison, Chief Executive Officer
•Dennis C. Schemm, Chief Financial Officer and Treasurer
•Maggie E. Torres, Former Interim Chief Financial Officer and Former Interim Treasurer
•Scott R. Humphrey, Former Chief Financial Officer and Former Treasurer
•Toby D. Merchant, Chief Legal Officer, Chief Compliance Officer and Secretary
•Christopher J. Tutton, President, Specialty Sports Group
•Thomas L. Fletcher, President, Aftermarket Applications Group
Executive Summary
Our compensation programs are designed with the general goals and objectives of providing a market competitive pay package that achieves our talent needs (attracts, engages and retains) by directly aligning rewards to our business strategy to drive long-term stockholder value. For the Named Executive Officers, this is achieved by emphasizing performance-based annual cash and long-term equity incentive awards which provide the majority of this group’s target pay opportunity.
In making compensation decisions for fiscal year 2023, the Committee considered our financial results, our operating strategy and goals, and took into account a market analysis of peer group pay and our prior Say-on-Pay results. The first part of the year was generally tracking near our budget, which was the basis for the target financial goals. However, the second part of the year had significant unexpected challenges with softening in our end markets (including inventory recalibration in bike and UAW strike impacting our PVG and AAG businesses) and exogenous factors (including higher interest rates causing customers to be more conservative in their purchasing practices). Our performance directly impacted awards earned for the incentive cycles ending in 2023. In addition, the decline in our stock price experienced by our shareholders also impacted our executives, including NEOs, who experienced declining values in their holdings of FOX common stock and realized values below the grant date value upon the vesting of equity awards.
The Company performance metric we believe is most important to our stockholders is the same primary metric we used in determining performance-based cash incentive compensation in fiscal year 2023, adjusted EBITDA. We believe adjusted EBITDA directly correlates to stock price and is a good indicator of earnings and cash flow health. Additionally, for fiscal year 2023, in the Performance-Based RSU Award program (“PSUs”), we incorporated return on invested capital (“ROIC”) and free cash flow (“FCF”) which are equally weighted. We believe ROIC and FCF directly correlate to long-term company performance.

2023 Performance Highlights and Key Accomplishments
Full year 2023 financial results were generally below budget/targeted levels. This directly impacted our incentive award payouts for cycles ending in fiscal year 2023 and the previously awarded PSU cycles that remain outstanding.
Fiscal Year 2023 RESULTS

Sales	$1,464.2 million

Net income	$120.8 million

Earnings per diluted share	$2.85

Adjusted net income*	$167.5 million

Adjusted earnings per diluted share*	$3.95

Adjusted EBITDA*	$261.0 million

* Reconciliations of non-GAAP measures provided in Annex A, attached hereto.

Fiscal Year 2023 Percentage Increases (Year over Year)

Our one-, three- and five-year total stockholder returns (“TSRs”) are shown below.

Total Stockholder Return

16.0%
2.9%
2.8%
(1.8)%
(13.9)%
(26.0)%
1 year
3 year*
5 year*
FOXF
Peer Group**

* Represent annualized figures
** Based on median TSRs of compensation peer group discussed further under “Use of Market Data Analyses”

Key Compensation Decisions for Fiscal Year 2023
•Base Salary. Effective in January 2023, Messrs. Dennison, Humphrey, Merchant, Tutton and Fletcher received a 5.4%, 4.8%, 4.8%, 4.4%, and a 4.9% market and merit-based increases in base salary, respectively.
•Annual Performance-Based Cash Bonuses. The Company’s Adjusted EBITDA for the fiscal year 2023 was $261.0 million, which was approximately 79% of the Company’s Target Adjusted EBITDA of $329.7 million set by the Board. As a result, no financial performance portion of the Cash Bonuses were paid out for fiscal year 2023.
•Equity Incentive Compensation. The Committee granted senior executives, including the NEOs, an equal mix of RSUs and PSUs in early 2023 for the 2023-2025 performance period. For the completed three-year (2021-2023) performance period, the Committee exercised discretion pursuant to the 2022 Omnibus Plan and the PSU portion of the award was approved at 200% of target reflecting above target performance for ROIC and FCF relative to the goals set in early 2021, adjusted for the UAW strike impact.

Mix of Elements of Compensation for Fiscal Year 2023
For fiscal year 2023, the mix of the key elements of compensation our Named Executive Officers were eligible to receive at target levels was as follows (excluding compensation of the type that would fall under “All Other Compensation” in our Summary Compensation Table):

Name	Base Salary %	Annual Performance-Based Bonuses % (AT TARGET)	Fair Value of Restricted Stock Granted %	Fair Value of Performance Stock Granted %
Michael C. Dennison	13.5%	17.3%	34.6%	34.6%
Dennis C. Schemm	25.2%	20.4%	31.8%	22.7%
Maggie E. Torres	85.4%	14.6%	—%	—%
Scott R. Humphrey	37.0%	27.7%	35.3%	—%
Toby D. Merchant	30.6%	20.8%	24.3%	24.3%
Christopher J. Tutton	28.8%	19.2%	26.0%	26.0%
Thomas L. Fletcher	32.6%	21.9%	22.7%	22.7%
Our executive compensation program is predominantly performance-based. As an executive’s ability to impact operational performance increases, so does the proportion of his or her at-risk compensation. Target short- and long-term incentive compensation (where applicable) grows proportionately as job responsibilities increase, which encourages our officers to focus on the Company’s long-term success and aligns with the long-term interests of our stockholders. For fiscal year 2023, we tied annual Cash Bonuses for our NEOs primarily to adjusted EBITDA, and we tied the earning of PSUs to ROIC and FCF goals. The Committee also takes into account Company performance when determining the number of RSUs and PSUs to be awarded to our Named Executive Officers (making such compensation “at-risk” to the performance of the Company).
The graphics below illustrate the mix of fixed and incentive compensation opportunities at target we provided to our Chief Executive Officer and other NEOs for fiscal year 2023.
While “Total Stockholder Return” is not used as a performance metric, the Committee when determining the total compensation packages of our Named Executive Officers considered it, along with other metrics. As shown below, the majority of the CEO’s target compensation opportunity is at-risk, subject to Company financial results and, for the long-term incentive, the value of equity earned reflects the stock price at the end of the multi-year performance/vesting period.

CEO Pay Mix

At Risk - 87%
Base Salary 13%
Performance Based Cash Bonus 17%
PSUs 35%
RSUs 35%

Average Other NEO Pay Mix

At Risk - 67%
PSUs 18%
Base Salary 33%
RSUs 27%
Performance Based Cash Bonus 22%

CEO COMPENSATION VS. TSR

$10.0
$7.5
$5.0
$2.5
$—
Total Compensation (in millions)
$1.8
$3.8
$7.8
$7.7
$6.0
2019
2020
2021
2022
2023
$800.00
$600.00
$400.00
$200.00
$—
Indexed TSR ($100)
Total Compensation
Indexed TSR

*CEO compensation increased in 2021 primarily due to the creation and issuance of PSU grants which represent shares that are potentially issuable in the future based on the Company’s financial performance over a two - three year period, as well as additional cash bonus payouts which are also based on the Company’s financial performance.

CEO COMPENSATION VS. ROIC

$10.0
$7.5
$5.0
$2.5
$—
Total Compensation (in millions)
30%
25%
20%
15%
10%
5%
—%
ROIC
$1.8
$3.8
$7.8
$7.7
$6.0
2019
2020
2021
2022
2023
Total Compensation
ROIC

CEO COMPENSATION VS. Adjusted EBITDA

$10.0
$7.5
$5.0
$2.5
$—
Total Compensation (in millions)
$400.0
$300.0
$200.0
$100.0
$—
Adjusted EBITDA (in millions)
$1.8
$3.8
$7.8
$7.7
$6.0
2019
2020
2021
2022
2023
Total Compensation
Adjusted EBITDA

CEO COMPENSATION VS. Free Cash Flow

$10.0
$7.5
$5.0
$2.5
$—
Total Compensation (in millions)
$200.0
$150.0
$100.0
$50.0
$—
FCF (in millions)
$1.8
$3.8
$7.8
$7.7
$6.0
2019
2020
2021
2022
2023
Total Compensation
FCF

*The above charts reflect compensation information contained in our Summary Compensation Table.

Highlights of Executive Compensation Practices

What We Do	What We Do Not Do
✓ Pay for Performance	X Hedging Transactions
The Company ties pay to performance, as evidenced in the above “Mix of Elements of Compensation for fiscal year 2023,” in which compensation not tied to performance, only makes up an average of 33% of the compensation mix for the Other Named Executive Officers.

Insiders are prohibited from engaging in hedging transactions with respect to the Company’s shares of common stock, in accordance with the Company’s Insider Trading Policy. See the “Hedging and Pledging Policy” section within “The Board of Directors” section for a more thorough discussion of the Company’s hedging and pledging policies.

✓ Use of Market Data
The Company reviews market data for companies similar to FOX (in size and industry) to ensure executives and non-employee directors compensation opportunities are competitive with market median.
✓ Clawback Policy	X Short-Term Trading
The Company maintains a Clawback Policy, allowing the independent directors of the Board to clawback all or a portion or any bonus or incentive compensation paid, or cancel stock-based awards granted to executive officers upon restatement or misstatement of financial results, or as required by law.	Insiders are prohibited from short-term trading in the Company’s shares of common stock, other than when such shares are acquired as a result of stock option exercise or other employee benefit plans, in accordance with the Company’s Insider Trading Policy.
✓ Independent Compensation Consultant	X Recycle Stock Awards
In fiscal year 2023, Pay Governance LLC (“Pay Governance”) an independent compensation consultant, was engaged for a variety of purposes including undertaking a review of the Company’s peer group, and executive officers and Board compensation.
The 2022 Omnibus Plan does not permit the ability to recycle any shares underlying outstanding awards.
✓ RSU Awards to Promote Long-Termism	X Reprice Awards
The Company awards RSUs as part of the long-term incentive grant mix, with long vesting periods up to three years, which are forfeited upon termination from employment, in order to promote long-term results.	Except in connection with a corporate transaction or event requiring an adjustment under the terms of the 2022 Omnibus Plan, the terms of outstanding equity awards may not be amended to reduce the exercise price of options or the grant price of stock appreciation rights, or cancel options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price or grant price, that is less than the exercise price of the original options or grant price of the original stock appreciation rights, as applicable, without stockholder approval.
✓ PSU Awards to Promote Long-Termism
The Company awards PSUs, with performance periods of up to three years, that vest based on the achievement of certain measures including ROIC and FCF. These awards are part of the long-term incentive grant mix, and are forfeited upon termination from employment, with the goal of promoting long-term results.

✓ Stock Ownership Guidelines	X No Single Trigger and No Tax Gross-Up
Certain executive officers and non-employee directors of the Board are subject to stock ownership guidelines as the Company believes that ownership of significant amounts of FOX common stock helps to promote a long-term perspective in managing FOX and helps to ensure alignment with stockholders, capital markets and public interests.
No single trigger or tax gross-up on restricted or performance-based restricted stock units.
✓ Risk Assessment
The Company conducts officer compensation program risk assessment reviews annually.

Oversight of Executive Compensation
The Compensation Committee
The Committee has sole responsibility for all elements of Named Executive Officer and non-employee director compensation. The Committee meets in executive session without the Chief Executive Officer to determine his compensation. The Committee evaluates the performance of the Chief Executive Officer against goals and objectives reviewed and approved by the Committee. The Committee also reviews the performance evaluation of all other Named Executive Officers, which are provided by the Chief Executive Officer. The Committee receives recommendations from the Chief Executive Officer as to compensation of other Named Executive Officers, and the Chief Executive Officer participates in Committee discussions regarding the compensation of such officers. The Committee operates pursuant to a written charter, which is available on our website at: http://investor.ridefox.com.
Each year, the Committee reviews the Company’s total compensation program to ensure that it is designed to achieve the Company’s business and compensation objectives. In conducting its annual review, the Committee considers information provided by our Human Resources staff, often including information from independent compensation consultants and compensation data service providers.
Compensation Consultant
For compensation-related decisions in fiscal year 2023, an independent executive compensation consultant, Pay Governance, was engaged to advise the Committee on compensation matters related to the executive and non-employee director compensation programs. In fiscal year 2023, Pay Governance assisted the Committee with, among other things:
•conducting executive and director market pay analysis;
•reviewing the compensation peer group (as discussed below);
•assisting with the Compensation Discussion and Analysis disclosures; and
•providing an update on market trends and emerging developments.
Pay Governance reports to the Committee and at the Committee’s direction, works with senior management, including the Human Resources staff. The Committee conducted a specific review of its relationship with Pay Governance in fiscal year 2023 and determined that the work performed for the Committee did not raise any conflicts of interest. Pay Governance’s work conformed to the independence factors and guidance provided by the Dodd-Frank Act, the SEC and the NASDAQ.

Use of Market Data Analyses
During fiscal year 2023, the independent consultant reviewed the Company’s peer group to ensure that all peers remain appropriate for go-forward market comparisons.
This review took into account revenue size, growth and profitability, as well as FOX’s GICS industry code, and broader related industry/company groupings such as leisure and high-value brand names.
For reference, in determining fiscal year 2023 executive compensation, the following peer group was used:

Brunswick Corporation	Chart Industries, Inc.	Columbia Sportwear Company
Crocs, Inc.	Deckers Outdoor Corporation	Enphase Energy, Inc.
ESCO Technologies Inc.	iRobot Corporation	Johnson Outdoors, Inc.
LCI Industries	Malibu Boats, Inc.	Sonos, Inc.
Topgolf Callaway Brands Corp.	Under Armour, Inc.	Vista Outdoor, Inc.
Winnebago Industries, Inc.	YETI Holdings, Inc.
In fiscal year 2023, the independent consultant was engaged to perform executive pay analysis based on the Company's peer group. In addition to the peer group, which discloses NEO pay data in proxy filings, the independent consultant also presented survey data of comparably sized companies from Radford’s 2023 Global Compensation Survey. The analysis covers compensation levels and mix among base salary, annual incentive and long-term incentives. The independent consultant developed target pay recommendations for the CEO position and worked with the Human Resources staff and CEO to develop recommendations for the other NEOs. The market data is only one of many factors that is considered in the making target pay decisions regarding executive compensation levels. Other factors include internal pay equity, level of responsibility, the individual’s performance, expectations regarding the individual’s future potential contributions, succession planning, retention strategies, budget considerations and the Company’s performance. The Committee relies on its collective experience and judgment along with the recommendations presented to set executive compensation.
Risk Assessment
In formulating and evaluating material elements of compensation available to Named Executive Officers, both the Committee and our Human Resources staff consider whether the design of any such programs may inadvertently encourage undue risk-taking behavior. To that end, the Committee took into consideration the many design features that, among other things, both align behavior to stockholder interest as well as serve to mitigate the likelihood of inducing excessive risk-taking behavior. Additionally, the Committee engaged Pay Governance, the Company’s independent executive compensation consultant, to undertake a summary review of fiscal year 2023 executive officer pay practices and to provide their professional opinion relative to risk assessment of the officer compensation program. Overall, Pay Governance found that the Company’s executive compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was based on the summary review that found many executive incentive design features that manage and mitigate risk, including performance-based annual and long-term incentives covering several financial measures with annual and three-year assessment periods, stock ownership guidelines and the governance and review process without diminishing the incentive nature of the compensation opportunities nor were there any commonly cited “red flags” found in the design of FOX’s officer compensation program. Based on the Committee’s summary review and other factors, including our continued focus on providing transparent, market-based competitive pay programs that align to our business strategy and support our talent management objectives, the Committee believes that the officer compensation program does not encourage excessive risk taking by executives.

Say-on-Pay Outcome and Stockholder Outreach Efforts
We value our stockholders' perspectives regarding our corporate governance, sustainability and executive compensation practices, as well as our business strategy and public disclosures. In May 2023, we received approximately 94% stockholder support for our Say-on-Pay proposal. Abstention votes and broker-non-votes approximated 3%.

Elements of Our Compensation Program
Our executive compensation program is designed to achieve our goals and objectives through rewarding our executives appropriately for their contributions to corporate growth, seeking to retain our executives and encouraging our executives’ active engagement in their roles. Our executive compensation program consists of the following elements:

Base salary
Performance-based bonus (based, in whole or in part, on financial performance of the Company)
Awards of RSUs and PSUs (subject to the discretion of the Compensation Committee)
Minimal benefits and perquisites
In addition to a 401(k) plan that is offered to our employees broadly, we also offer a non-qualified deferred compensation plan to executives and non-employee directors.
Base Salaries. We provide our Named Executive Officers with a base salary to compensate them for services rendered during the fiscal year and sustained performance. The purpose of the base salary is to reflect job responsibilities, value to us and competitiveness of the market. Salaries for our Named Executive Officers are determined by the Committee based on the following factors: nature and responsibility of the position and, to the extent available, salary norms for comparable positions, the expertise of the individual executive, the competitiveness of the market for the executive’s services, and, for all Named Executive Officers other than the Chief Executive Officer, the recommendations of our Chief Executive Officer. The Committee believes that the base salary of each of the Named Executive Officers is, particularly in light of each of their total compensation packages, competitive with the market.

The following table summarizes base salaries for our Named Executive Officers approved by the Committee for fiscal year 2023, as well as the base salary percentage increase over fiscal year 2022 base salaries:

Name of Executive Officer	Title	2023	2023
		Base Salary	Base Salary Increase (%)
Michael C. Dennison	Chief Executive Officer	$975,000	5.4%
Dennis C. Schemm	Chief Financial Officer and Treasurer	$550,000	N/A
Maggie E. Torres	Former Interim Chief Financial Officer and Former Interim Treasurer	$375,000	N/A
Scott R. Humphrey	Former Chief Financial Officer and Former Treasurer	$550,000	4.8%
Toby D. Merchant	Chief Legal Officer, Chief Compliance Officer and Secretary	$440,000	4.8%
Christopher J. Tutton	President, Specialty Sports Group	$470,000	4.4%
Thomas L. Fletcher	President, Aftermarket Applications Group	$430,000	4.9%
    As a result of the market pay benchmarking and broad market pay movement, combined with, among other things, the historic growth and performance of the Company as well as the demonstrated, ongoing performance by each of the executives, the Committee determined that base salary adjustments, which were effective at the start of fiscal year 2023 were warranted and necessary to be competitive in a today’s labor market.
Annual Performance-Based Cash Bonuses. Our practice is to award annual performance-based cash bonuses (each a “Cash Bonus”) to the Named Executive Officers, in accordance with the underlying formulas set forth in the Employment Agreements of each Named Executive Officer. Annual Cash Bonuses are designed to motivate and reward achievement of short-term financial objectives and to attract talent. The underlying factors for determining the amount of the Cash Bonuses vary among the Named Executive Officers. For fiscal year 2023, Messrs. Dennison and Humphrey would have been eligible to receive a Cash Bonus based only on the Company’s achievement of Company Target Adjusted EBITDA. Ms. Torres and Messrs. Schemm, Merchant, Tutton, and Fletcher would have been eligible to receive a Cash Bonus comprised of two parts: (1) Cash Bonus based on the Company’s achievement of Company Target Adjusted EBITDA, and (2) the executive’s achievement of certain individual performance objectives and overall ratings. However, no Named Executive Officer would be eligible to receive a Cash Bonus if the Company’s actual Adjusted EBITDA for fiscal year 2023 was under 90% of Company Target Adjusted EBITDA. Additionally, in order to encourage and reward longevity, the Named Executive Officers are not entitled to any Cash Bonus unless the Company employs the Named Executive Officer on the last day of the applicable performance period. In cases where the Company significantly outperforms targets, payouts can be earned up to the 200% of target Maximum Level.
For fiscal year 2023, no payouts were earned since Adjusted EBITDA was below the threshold goal.

	Bonus at Target %	Company Performance (adjusted Ebitda)						Individual performance goals
		Weighting	Threshold	Target	Max	Actual	% of Target Earned	Weighting	% of Target earned	Payout % of target
Michael C. Dennison	125%	100%	$296.7	$329.7	$362.6	$261.0	—%	N/A	N/A	N/A
Dennis C. Schemm	75%	75%	$296.7	$329.7	$362.6	$261.0	—%	25%	—%	—%
Maggie E. Torres	40%	50%	$296.7	$329.7	$362.6	$261.0	—%	50%	—%	—%
Scott R. Humphrey	75%	100%	$296.7	$329.7	$362.6	$261.0	—%	N/A	N/A	N/A
Toby D. Merchant	65%	75%	$296.7	$329.7	$362.6	$261.0	—%	25%	—%	—%
Christopher J. Tutton	65%	75%	$296.7	$329.7	$362.6	$261.0	—%	25%	—%	—%
Thomas L. Fletcher	65%	75%	$296.7	$329.7	$362.6	$261.0	—%	25%	—%	—%

Equity-Based Awards. The Committee believes equity awards are another important component of executive compensation and serve to better align the interests of our executives with those of our stockholders. The Company awards restricted stock units, with long vesting periods, which are forfeited upon termination from employment, in order to promote long-termism. In determining whether to grant RSUs to certain NEOs, the Committee reviews its historical practice with respect to granting equity awards to such individuals. The Committee primarily utilizes RSUs, including those with performance conditions, as compared to other types of equity awards because of their simplicity for the recipient, their ability to serve as a retention tool and their ability to keep value. The Committee approves equity awards under our 2022 Omnibus Plan, as detailed below. For fiscal year 2023, the Committee determined to grant an equal mix, at target, of RSUs and PSUs as discussed below.
Time-Based RSU Awards
The Committee believes time-based RSU awards serve as a retention incentive for the Named Executive Officers. In March 2023, the Committee approved grants of time-based RSU awards under our 2022 Omnibus Plan to Mr. Dennison (21,005 RSUs), Mr. Humphrey (4,412 RSUs), Mr. Merchant (2,941 RSUs), Mr. Tutton (3,571 RSUs), and Mr. Fletcher (2,521 RSUs). Due to his departure from the Company in April 2023, only 1,500 RSUs of the 4,412 RSUs granted to Mr. Humphrey remained eligible for vesting. In June 2023, in connection with his hire as Chief Financial Officer and Treasurer, the Committee approved 7,481 grants of time-based RSUs to Mr. Schemm. The Committee did not approve any grants of time-based RSUs to Ms. Torres. All RSUs vest over three years (one-third each year), and only vest if the employee remains with the Company at the time of vesting. In determining the amount of these awards, the Committee considered primarily the executive’s position and level of responsibility within our Company, the retention and long-term incentive value of the award, the amounts of past awards that had not yet vested, and the prior granting practices outlined above.
Timing of RSU Awards
Annual grants of equity awards are typically determined at the Committee meeting with an effective grant date shortly after we report earnings for the fiscal year. This timing allows for the grants to be effective after the release of earnings information for the prior fiscal year when the public is aware of the information and the information is reflected in the stock price used to value the awards. The Committee does not time equity grant dates to affect the value of compensation either positively or negatively.
From time to time, special circumstances may cause the Committee to grant annual equity awards outside of the regular annual timeline. In such circumstances, the Committee continues to adhere to its practices of not timing equity grants to take advantage of material non-public information or affect the value of compensation either positively or negatively.
Performance-Based RSU Awards
In fiscal year 2023, the Committee approved PSUs to certain executives that represent shares potentially issuable in the future. Issuance is based upon the Company's performance, over a three-year performance period, based on achievement of ROIC and FCF goals. The PSUs vest only upon the achievement of the applicable performance goals for the performance period, and depending on the actual achievement on the performance goals, the grantee may earn between 0% and 200% of the target PSUs. The number of PSUs to be granted is calculated based on the stock price on the date of grant. In March 2023, the Committee approved grants of PSUs awards under our 2022 Omnibus Plan, at target, to Mr. Dennison (21,005 PSUs), Mr. Merchant (2,941 PSUs), Mr. Tutton (3,571 PSUs), and Mr. Fletcher (2,521 PSUs). In June 2023, in connection with his hire as CFO, the Committee approved a grant of 5,328 PSUs to Mr. Schemm. In fiscal year 2023, the Committee did not approve any grants of PSUs to Mr. Humphrey or Ms. Torres.
2021-2023 Performance-Based RSU Awards
In early 2021, the performance goals, as established by the Committee, for three-year PSU cycle, 2021 to 2023, for ROIC and FCF, were equally weighted. Actual performance, as adjusted for the UAW strike impact, exceeded the target goals of 12.8% ROIC and $263 million FCF. The Committee exercised discretion pursuant to the 2022 Omnibus Plan in determining the PSU award amount and, for the completed three-year performance period (2021-2023), approved 200% of the target award based on actual performance, as adjusted.

Retirement Plans and Policies. The Committee believes that retirement programs are important to the Company as they contribute to the Company’s ability to be competitive with its peers and reward our executive officers based on long-term performance of the Company and, therefore, are an important piece of the overall compensation package for the Named Executive Officers. For all eligible employees, including our Named Executive Officers, the Company provides a 401(k) plan. The 401(k) plan is a U.S. tax qualified retirement savings plan pursuant to which all eligible U.S. employees, including the Named Executive Officers, are able to make pre-tax contributions and after-tax contributions from their cash compensation. The Company makes matching contributions for all participants each year equal to 50% of their pre-tax contributions up to 6% of their total eligible Internal Revenue Code Section 415 compensation. The Company’s matching contributions to the 401(k) plan for fiscal year 2023 to the accounts of the Named Executive Officers are included in the “All Other Compensation” column in the Summary Compensation Table.
In fiscal year 2023, the Committee approved the 2023 Policy Regarding Terms Applicable to Restricted Stock Unit and Performance Share Unit Award Agreements in the Event of Qualified Retirement (the “Retirement Policy”). The purpose of the Retirement Policy is to identify certain terms and conditions for continued vesting of certain equity awards, including unvested RSUs and PSUs, granted under the 2022 Omnibus Plan after a qualified retirement. The Retirement Policy defines the criteria that must be met to be deemed a “qualified retirement.” The Retirement Policy applies to our executives, including NEOs, on the same terms as all employees.
Health and Welfare Benefits
Our Named Executive Officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees.
Perquisites and Personal Benefits
We pay certain premiums for term life insurance, accidental death and dismemberment, and short-term and long-term disability for all of our employees, including all of our Named Executive Officers. In order to live the FOX brand, our NEOs participate in an executive demonstration car program to increase the exposure of Company products by providing our officers the opportunity to drive vehicles produced by FOX for business and personal purposes.
Non-Qualified Deferred Compensation
On May 7, 2021, the Company entered into the Fox Factory Holding Corp. Deferred Compensation Plan (the “Plan”) with an effective date as of June 30, 2021. The Company intends the Plan to be an unfunded deferred compensation plan maintained for the exclusive benefit of the participants, who constitute a select group of management, employees and non-employee directors. The Plan is administered by a plan committee as appointed by the Committee. The Plan is intended to comply with Section 409A of the Code and will be unfunded for tax purposes and for purposes of Title I of ERISA. Mr. Tutton and Ms. Torres were the only Named Executive Officers who participated in this Plan during fiscal year 2023.
The table below provides the Plan activity for each Named Executive Officer that participated in the Plan in fiscal year 2023:

Name	Aggregate Balance at 12/31/2022	Executive Contributions Made in Fiscal Year 2023	Aggregate Earnings in Fiscal Year 2023	Aggregate Withdrawals and Distributions Made in Fiscal Year 2023	Aggregate Balance at December 29, 2023
Maggie E. Torres	$128,937	$86,281	$25,369	$—	$240,587
Christopher J. Tutton	$585,087	$—	$141,189	$—	$726,276

Summary Compensation Table - Fiscal Years 2023, 2022, and 2021
The following table sets forth certain information with respect to the compensation earned by our Named Executive Officers for the fiscal years ended December 29, 2023, December 30, 2022 and December 31, 2021:

Name and Principal Position		Year	Salary		Performance-Based Bonuses (2)	Other Bonus		Restricted Stock Unit Awards (3)		Performance Based Restricted Stock Unit Awards (4)	All other compensation (5)	Total
Michael C. Dennison		2023	$974,038	(1)	$—	$—		2,500,015		2,500,015	$59,635	$6,033,703
Chief Executive Officer		2022	$925,000	(1)	$2,242,500	$—		2,250,070		2,250,070	$33,462	$7,701,102
		2021	$830,000	(1)	$2,035,000	$—		2,728,829		2,210,182	$13,815	$7,817,826
Dennis C. Schemm	(7)	2023	$396,154		$—	$—		695,135		495,078	$38,990	$1,625,357
Chief Financial Officer and Treasurer		2022	$—		$—	$—		—		—	$—	$—
		2021	$—		$—	$—		—		—	$—	$—
Maggie E. Torres	(8)	2023	$162,126		$—	$100,000	(11)	—		—	$24,489	$286,615
Former Interim Chief Financial Officer and Former Interim Treasurer		2022	$—		$—	$—		—		—	$—	$—
		2021	$—		$—	$—		—		—	$—	$—
Scott R. Humphrey	(10)	2023	$168,750		$—	$—		178,530	(9)	—	$10,740	$358,020
Former Chief Financial Officer and Former Treasurer		2022	$525,000	(1)	$759,000	$—		500,042		500,042	$31,711	$2,315,795
		2021	$500,000	(1)	$787,500	$—		584,719		477,657	$12,632	$2,362,508
Toby D. Merchant	(6)	2023	$439,615	(1)	$—	$—		350,038		350,038	$36,584	$1,176,275
Chief Legal Officer, Chief Compliance Officer and Secretary		2022	$420,000	(1)	$485,760	$—		300,074		300,074	$123,211	$1,629,119
		2021	$331,003	(1)	$348,450	$—		227,748		177,770	$9,541	$1,094,512
Christopher J. Tutton		2023	$469,616	(1)	$—	$—		425,020		425,020	$19,680	$1,339,336
President, Specialty Sports Group		2022	$450,000	(1)	$518,880	$—		390,023		390,023	$15,199	$1,764,125
		2021	$410,000	(1)	$540,000	$—		493,857		340,222	$10,330	$1,794,409
Thomas L. Fletcher		2023	$429,616	(1)	$—	$—		300,049		300,049	$46,477	$1,076,191
President, Aftermarket Applications Group		2022	$410,000	(1)	$474,720	$—		250,021		250,021	$33,090	$1,417,852
		2021	$346,270	(1)	$422,813	$—		177,616		177,770	$15,729	$1,140,198

(1)Reflects merit-based increases for fiscal years 2023, 2022 and 2021 approved by the Committee.
(2)Amounts in this column represent performance-based bonuses earned for fiscal years 2023, 2022 and 2021 by the respective Named Executive Officer. Performance-based bonuses were awarded to our Named Executive Officers based on the achievement of specified Company performance metrics. See the narrative disclosures and the “Grants of Plan-Based Awards Table” below for additional information.
(3)Amounts in this column represent the aggregate grant date fair value of RSUs granted computed in accordance with FASB ASC Topic 718 pursuant to the 2013 Omnibus Plan for fiscal years 2022 and 2021 and pursuant to the 2022 Omnibus Plan for fiscal year 2023.
(4)Amounts in this column represent the aggregate grant date fair value of PSUs granted computed in accordance with FASB ASC Topic 718 pursuant to the 2013 Omnibus Plan for fiscal years 2022 and 2021 and pursuant to the 2022 Omnibus Plan for fiscal year 2023. Amounts are based on attainment at the target level.

(5)The information for the dollar amounts found in the All Other Compensation column above can be found in the following table:

Name and Principal Position	Perquisites and Other Personal Benefits (i)	Company Contributions to Retirement and 401(k) Plans (ii)	Total Other Compensation
Michael C. Dennison	$49,735	$9,900	$59,635
Dennis C. Schemm	$34,277	$4,713	$38,990
Maggie E. Torres	$20,665	$3,824	$24,489
Scott R. Humphrey	$6,835	$3,905	$10,740
Toby D. Merchant	$26,936	$9,648	$36,584
Christopher J. Tutton	$13,850	$5,830	$19,680
Thomas L. Fletcher	$36,577	$9,900	$46,477
(i)Perquisites and personal benefits, the incremental costs of which are included in the amounts shown, consist of the following: personal use of Company cell phones, medical, dental, vision, group life and disability insurance plan premiums, temporary housing/living expenses, executive car program, personal use of Company aircraft, and relocation expenses.
(ii)Amounts shown reflect Company matching contributions made to the NEO’s employee 401(k) accounts.
(6)Mr. Merchant became our Chief Legal Officer, Chief Compliance Officer and Secretary in April 2021. Consequently, compensation information for fiscal year 2021 is for a partial year.
(7)Mr. Schemm was named Chief Financial Officer and Treasurer in June 2023. Therefore, compensation information was not reported for prior years and compensation information for fiscal year 2023 is for a partial year.
(8)As Ms. Torres served as Interim Chief Financial Officer and Interim Treasurer from April to June 2023, her compensation information was not reported for prior years. The salary for fiscal year 2023 reflects Ms. Torres’s roles as Vice President and Corporate Controller from January to April 2023, Interim CFO and Interim Treasurer from April to June 2023, and Director, Accounting Projects from June to December 2023.
(9)Mr. Humphrey was granted 4,412 RSUs on March 1, 2023 with total fair value on grant date of $525,116, of which 1,500 RSUs or $178,530 fair value on grant date remained eligible for vesting after his separation from the Company in April 2023.
(10)Mr. Humphrey departed his position as Chief Financial Officer and Treasurer in April 2023. Thus, his compensation for fiscal year 2023 is for a partial year.
(11)Represents special bonus paid to Ms. Torres in connection with her transition to the role of Interim CFO and Interim Treasurer.
See “Compensation Discussion and Analysis - Elements of Our Compensation Program,” and “Change of Control, Separation or Severance Benefits- Employment Agreements” for additional information with respect to the numbers included in the foregoing Summary Compensation Table.

Grants of Plan-Based Awards Table - Fiscal Year 2023
The following table presents information concerning plan-based awards made in fiscal year 2023 to each of our Named Executive Officers:

Name	Grant Date	Estimated Future Payouts Under Performance-Based Plan Awards (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2) Target (# Of Shares)		Threshold (3)	Grant Date Fair Value Of Stock And Option Awards (4)	Maximum (5)
Michael C. Dennison
RSUs	3/1/2023	$—	21,005		$—	$2,500,015	$—
PSUs	3/1/2023	$—	21,005		$1,250,008	$2,500,015	$5,000,030
Cash Bonus		$—	—		$—	$—	$—
Dennis C. Schemm
RSUs	3/1/2023	$—	7,481		$—	$695,135	$—
PSUs	3/1/2023	$—	5,328		$247,539	$495,078	$990,156
Cash Bonus		$—	—		$—	$—	$—
Maggie E. Torres
RSUs	N/A	$—	—		$—	$—	$—
PSUs	N/A	$—	—		$—	$—	$—
Cash Bonus		$—	—		$—	$—	$—
Scott R. Humphrey
RSUs	3/1/2023	$—	4,412	(6)	$—	$525,116	$—
PSUs	3/1/2023	$—	—		$—	$—	$—
Cash Bonus		$—	—		$—	$—	$—
Toby D. Merchant
RSUs	3/1/2023	$—	2,941		$—	$350,038	$—
PSUs	3/1/2023	$—	2,941		$175,019	$350,038	$700,076
Cash Bonus		$—	—		$—	$—	$—
Christopher J. Tutton
RSUs	3/1/2023	$—	3,571		$—	$425,020	$—
PSUs	3/1/2023	$—	3,571		$212,510	$425,020	$850,040
Cash Bonus		$—	—		$—	$—	$—
Thomas L. Fletcher
RSUs	3/1/2023	$—	2,521		$—	$300,049	$—
PSUs	3/1/2023	$—	2,521		$150,025	$300,049	$600,098
Cash Bonus		$—	—		$—	$—	$—
(1)Refer to the “Elements of Our Compensation Program - Annual Performance-Based Bonuses” section within the “Compensation Discussion and Analysis” section of this Proxy statement for a description of the potential Cash Bonuses our Named Executive Officers were eligible to receive in fiscal year 2023.
(2)Refer to the “Elements of Our Compensation Program - Equity-Based Awards” section within the “Compensation Discussion and Analysis” section of this Proxy Statement, for a description of the RSUs awarded to our Named Executive Officers in fiscal year 2023. The RSU awards do not have “threshold” or “maximum” amounts.
(3)This threshold value is an estimate based on the grant date fair value multiplied against the minimum threshold of 50% of target, as approved by the Committee.

(4)Reflects the grant date fair value of the RSUs and PSUs computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The grant date fair value per unit for RSUs and PSUs is equal to the closing price of the Company’s common stock on the date of grant. The grant date fair value for PSUs was calculated based on the probable outcome of applicable performance conditions, which assume that the target level of performance is achieved.
(5)This threshold value is an estimate based on the grant date fair value multiplied against the maximum threshold of 200% of target, as approved by the Committee.
(6)Mr. Humphrey was granted 4,412 RSUs on March 1, 2024, of which 1,500 RSUs remained eligible for vesting after his separation from the Company in April 2023.

Outstanding Equity Awards at Fiscal Year-End Table - Fiscal Year 2023
The following table presents certain information concerning outstanding equity awards held by each of our Named Executive Officers as of December 29, 2023:

	Stock awards
Name	Number Of Rsus That Have Not Vested (#)	Market Value Rsus That Have Not Vested ($) (1)	Number Of Psus That Have Not Vested (#) (2)	Market Value Psus That Have Not Vested ($) (1) (2)
Michael C. Dennison	51,406	$3,468,877	39,616	$2,673,288
Dennis C. Schemm	7,481	$504,818	5,328	$359,533
Maggie E. Torres	1,748	$117,955	—	$—
Scott R. Humphrey	4,002	$270,055	—	$—
Toby D. Merchant	4,978	$335,915	5,423	$365,944
Christopher J. Tutton	9,391	$633,705	6,797	$458,662
Thomas L. Fletcher	4,742	$319,990	4,589	$309,666
(1)Based on a fair market value of our common stock on December 29, 2023, the last trading day of fiscal year 2023, of $67.48 per share.
(2)For PSUs, amounts are shown at target attainment.

Stock Vested Table - Fiscal Year 2023
The following table presents certain information concerning the vesting of stock, including RSUs, during fiscal year 2023 for each of our Named Executive Officers on an aggregated basis:

Name	Stock Awards
	Number Of Shares Acquired On Vesting (#) (1)		Value Realized On Vesting ($)
Michael C. Dennison	28,025	(2)	$3,128,242
Dennis C. Schemm	—		$—
Maggie E. Torres	1,651	(3)	$184,778
Scott R. Humphrey	4,143	(4)	$469,245
Toby D. Merchant	1,208	(5)	$137,799
Christopher J. Tutton	6,313	(6)	$700,955
Thomas L. Fletcher	1,529	(7)	$173,180
(1)Does not give effect to the shares withheld to satisfy tax obligations
(2)Reflects the vesting of RSUs on February 24, 2023, February 27, 2023, May 2, 2023, and July 1, 2023.
(3)Reflects the vesting of RSUs on February 27, 2023, May 2, 2023, and July 1, 2023.
(4)Reflects the vesting of RSUs on February 24, 2023, February 27, 2023, and July 31, 2023.
(5)Reflects the vesting of RSUs on February 27, 2023 and May 2, 2022.
(6)Reflects the vesting of RSUs on February 24, 2023, February 27, 2023, May 2, 2023, and July 1, 2023.

(7)Reflects the vesting of RSUs on February 27, 2023, May 2, 2023, and July 31, 2023.

Equity Compensation Plan Information
    The following table presents certain information concerning equity awards under our compensation plans as of December 29, 2023:

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Rsus, Warrants And Rights (#)	Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights ($)		Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (#)
	(a)	(b)		(c)
Equity compensation plans approved by security holders (1) (2)	317,293	$—	(3)	3,366,632
(1)Options to be issued under the 2013 Omnibus Plan and the 2022 Omnibus Plan.
(2)On March 5, 2024, there were no outstanding options, 95,408 outstanding RSUs, and 28,704 outstanding PSUs under the 2013 Omnibus Plan. On March 5, 2024, there were no outstanding options, 213,495 outstanding RSUs, and 41,374 outstanding PSUs under the 2022 Omnibus Plan.
(3)The weighted-average price does not take RSUs and PSUs into account.

Equity-based Incentive Plans
2008 Stock Option Plan
Our Board adopted our 2008 Stock Option Plan, or the 2008 Plan, on January 4, 2008, and our stockholders approved the 2008 Plan in January 2008. The 2008 Plan was terminated upon the effective date of the 2013 Omnibus Plan. The Committee currently administers the 2008 Plan. Prior to the establishment of the Committee in July 2013, the 2008 Plan was administered by our Board based on recommendations of the Committee of our subsidiary.
Stock subject to the 2008 Plan. As of December 29, 2023, 5,499,126 shares of our common stock were issued under the 2008 Plan.
Stock options. The exercise price of all stock options granted under the 2008 Plan must equal at least 100% of the fair market value of our common stock on the date of grant (except for greater than 10% owners, as provided below). Incentive stock options granted under the 2008 Plan must be exercised within 10 years from the date of grant, and the period for exercising any non-statutory stock options is set by the Committee; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock or of the stock of our parents or subsidiaries, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The option price is payable only in cash, except if our Company undergoes a change of control, in which case the option price may be satisfied through shares obtained through exercise of the option in connection with the change of control. Subject to the provisions of the 2008 Plan, the Committee determines the remaining terms of the options (e.g., vesting and the period following a participant’s termination of service during which the participant may exercise his or her option, provided that in no event may an option be exercised later than the expiration of its term).

Plan termination. Upon the completion of our initial public offering, the 2008 Plan was terminated and no shares of our common stock remain available for future issuance under the 2008 Plan. However, the 2008 Plan continues to govern the terms and conditions of awards originally granted under the 2008 Plan. Shares that were subject to outstanding options under the 2008 Plan on August 13, 2013, that were subsequently forfeited or terminated for any reason before being exercise, became available for awards under the 2013 Omnibus Plan.
2008 Non-Statutory Stock Option Plan
Our Board adopted our 2008 Non-Statutory Stock Option Plan, or the 2008 Non-Statutory Plan, on May 6, 2008. The 2008 Non-Statutory Plan was terminated upon the effective date of the 2013 Omnibus Plan, August 13, 2013. The Committee currently administers the 2008 Non-Statutory Plan. Prior to the establishment of the Committee in July 2013, the 2008 Non-Statutory Plan was administered by our Board based on recommendations of the Compensation Committee of our subsidiary.
Stock subject to the 2008 Non-Statutory Plan. As of December 29, 2023, 689,966 shares of our common stock had been issued under the 2008 Non-Statutory Plan.
Stock options. The period for exercising any options granted under the 2008 Non-Statutory Plan is set by the Committee. The option price is payable only in cash, except if our Company undergoes a change of control, in which case the option price may be satisfied through shares obtained through exercise of the option in connection with the change of control. Subject to the provisions of the 2008 Non-Statutory Plan, the Committee determines the remaining terms of the options (e.g., vesting and the period following a participant’s termination of service during which the participant may exercise his or her option, provided that in no event may an option be exercised later than the expiration of its term).
Plan termination. The 2008 Non-Statutory Plan was terminated at the consummation of our initial public offering and no shares of our common stock remain available for future issuance under the 2008 Non-Statutory Plan. However, the 2008 Non-Statutory Plan continues to govern the terms and conditions of awards originally granted under the 2008 Non-Statutory Plan. Shares subject to outstanding options under the 2008 Non-Statutory Plan on August 13, 2013, that were subsequently forfeited or terminated for any reason before being exercised, became available for awards under the 2013 Omnibus Plan.
2013 Omnibus Plan
Share reserve. We have reserved 1,364,121 shares of our common stock for issuance under the 2013 Omnibus Plan, plus an additional number of shares equal to any shares that are subject to outstanding awards under the 2008 Plan and the 2008 Non-Statutory Plan and which either cease for any reason to be subject to such awards or are forfeited, canceled or repurchased at their original issue price. In addition, the following shares of our common stock are available for grant or issuance under the 2013 Omnibus Plan:
•shares subject to awards granted under the 2013 Omnibus Plan that are subsequently forfeited or canceled;
•shares subject to awards granted under the 2013 Omnibus Plan that otherwise terminate without shares being issued; and
•shares surrendered, canceled or exchanged for cash (but not shares surrendered to pay the exercise price or withholding taxes associated with the award).
Term. No awards under the 2013 Omnibus Plan were made after our stockholders approved the 2022 Omnibus Plan on May 6, 2022.
Award forms and limitations. The 2013 Omnibus Plan authorizes the award of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, performance-based compensation and other stock-based awards.

2013 Omnibus Plan benefits. No awards may be granted after May 6, 2022 to executive officers, directors and employees under the 2013 Omnibus Plan because our stockholders approved the 2022 Omnibus Plan. Information regarding individual awards to each of our Named Executive Officers during fiscal year 2023 is set forth under “Elements of Our Compensation Program - Equity-Based Awards” above. Additional information regarding our outstanding awards and available shares as of December 29, 2023 is set forth under “Equity Compensation Plan Information” above.
2022 Omnibus Plan
Share reserve. We have reserved 2,900,000 shares of our common stock for issuance under the 2022 Omnibus Plan. In addition, the following shares of our common stock are available for grant or issuance under the 2022 Omnibus Plan:
•shares subject to awards granted under the 2022 Omnibus Plan and 2013 Omnibus Plan that cease to be subject to awards or are subsequently forfeited or canceled;
•shares subject to awards granted under the 2022 Omnibus Plan and 2013 Omnibus Plan that otherwise terminate without shares being issued; and
•shares repurchased at their original issue price or awards paid in cash (but not shares surrendered to pay the exercise price or withholding taxes associated with the award) under the 2022 Omnibus Plan and 2013 Omnibus Plan.
Term. No awards under the 2022 Omnibus Plan will be made more than 10 years from the May 6, 2022 date our stockholders approved the plan.
Eligibility. Only our and our affiliates’ employees, consultants and board members are eligible to receive awards under the 2022 Omnibus Plan, although awards may be made, with the Board’s approval, to employees and consultants to whom an offer of employment has been or is being extended. The Committee determines who will receive awards, and all of their terms and conditions.
Administration. The Committee, all of the members of which are non-employee directors under applicable federal securities laws, administers the 2022 Omnibus Plan. The Committee has the authority to construe and interpret the 2022 Omnibus Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Awards under the 2022 Omnibus Plan may be made subject to performance goals based upon performance criteria and other terms.
Amendment. The Board may amend, alter, suspend, or terminate the 2022 Omnibus Plan or any portion thereof at any time; provided that if an amendment to the 2022 Omnibus Plan that (1) would materially increase the number of securities which may be issued under the 2022 Omnibus Plan; (2) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the Nasdaq Stock Market; such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained; and provided, further, that any such amendment, alteration, suspension, or termination that would adversely affect in any material way the rights of any participant of any award previously granted shall not be effective without the written consent of the affected participant. Repricing of stock options and stock appreciation rights without prior approval of our stockholders is prohibited; and awards of stock options and stock appreciation rights may not include an automatic reload grant of additional stock options or stock appreciation rights in connection with the exercise or expiration of previously granted awards of stock options and stock appreciation rights.

Award forms and limitations. The 2022 Omnibus Plan authorizes the award of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, performance-based shares and units and other stock-based awards. For stock options that are intended to qualify as incentive stock options, or ISOs, under Section 422 of the Code, the maximum number of shares subject to ISO awards is 2,900,000. The maximum aggregate number of shares subject to awards granted to any non-employee director within any fiscal year of ours, taken together with any cash fees paid to such director during such fiscal year, shall not exceed $900,000. Awards granted under the 2022 Omnibus Plan shall vest no earlier than the one year anniversary of the grant date. However, such one-year minimum vesting requirement shall not apply to (1) substitute awards where more than one year has lapsed since the grant date of an acquired entity’s award, (2) shares delivered in lieu of fully vested cash-based awards where more than one year elapsed since the award’s grant date, (3) awards to non-employee directors that vest on the earlier of the one year anniversary of the grant date and the next annual meeting of stockholders which is at least fifty weeks after the date of the prior fiscal year’s annual stockholders meeting, and (4) any awards up to a maximum of 5% of the plan’s available share reserve. Notwithstanding the foregoing, such one year minimum vesting period shall not apply to accelerated exercisability or vesting of any award if a participant dies or becomes disabled.
Performance-based award criteria. The Committee may grant eligible plan participants performance share units or performance shares in accordance with the achievement of performance goals during a performance period. The Committee establishes performance goals in writing for the performance period, at least one year in duration, based upon performance criteria that may include one or more of the following criteria (either individually, alternatively or in any combination):

return on net assets	cash flows	return on assets	return on capital
revenue	average revenue	stockholder returns	return on invested capital
earnings per share	net earnings	operating earnings	profit margin
growth of business	enterprise value	operating expenses	free cash flow
share price	sales or market share	capital expenses	cost targets
earnings before interest, taxes, depreciation and amortization	equity market capitalization	return on stockholders’ equity
The Committee is authorized, in its sole discretion, to adjust, reduce, eliminate or waive any performance goals, in whole or in part, or subject to the plan’s one-year minimum vesting requirement, the vesting provisions of performance share units and performance shares.
2022 Omnibus Plan benefits. We cannot currently determine the number of shares subject to awards that maybe granted in the future to executive officers, directors and employees under the 2022 Omnibus Plan because the Committee, in its discretion, determines awards under the 2022 Omnibus Plan. Information regarding individual awards to each of our Named Executive Officers during fiscal year 2023 is set forth under “Elements of Our Compensation Program - Equity-Based Awards” above. Additional information regarding our outstanding awards and available shares as of December 29, 2023 is set forth under “Equity Compensation Plan Information” above.

Change of Control, Separation or Severance Benefits
Equity Awards
Both the 2013 and 2022 Omnibus Plans contain provisions that provide for the vesting of options and stock appreciation rights awarded thereunder, as well as the lapse of restrictions on and vesting of all incentive awards issued thereunder upon a “Change of Control” or a “Change in Control.” A “Change of Control” or a “Change in Control” are defined in the 2013 and 2022 Omnibus Plans to mean the occurrence of any of the following: (1) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act); or (2) any person or group, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation, or otherwise. The 2022 Omnibus Plan contains additional provisions in its Change in Control definition that includes a change in the composition of the Board such that individuals who, as of the beginning of any period of 24 months determined on a rolling basis, cease to constitute a majority of the incumbent Board.
Except as otherwise provided in an award agreement or by the Committee in a written resolution at the date of grant, to the extent outstanding awards granted under the 2013 or 2022 Omnibus Plans are not assumed, converted, or replaced by the resulting entity in the event of a Change of Control or Change in Control, all outstanding options and stock appreciation rights shall become fully exercisable, all restrictions with respect to outstanding awards shall lapse and such awards shall become vested and non-forfeitable, and any specified performance goals with respect to outstanding awards shall be deemed to be satisfied at target, provided that payment of restricted and performance awards or performance compensation awards shall be made in accordance with the provisions of the 2013 and 2022 Omnibus Plans.
Except as otherwise provided in an award agreement or by the Committee in a written resolution at the date of grant or thereafter, to the extent outstanding awards granted under the 2013 and 2022 Omnibus Plans are assumed, converted, or replaced by the resulting entity in the event of a Change of Control or Change in Control, (1) any outstanding awards that are subject to performance goals shall be converted by the resulting entity as if target performance had been achieved as of the date of the Change of Control; (2) each performance award or performance compensation award with service requirements shall continue to vest with respect to such requirements during the remaining period set forth in the award agreement; and (3) all other awards shall continue to vest (and/or the restrictions thereon shall continue to lapse) during the remaining periods set forth in the award agreement.
Except as otherwise provided in an award agreement or by the Committee in a written resolution at the date of grant or thereafter, to the extent outstanding Awards granted under the 2013 and 2022 Omnibus Plans are either assumed, converted, or replaced by the resulting entity in the event of a Change of Control or Change in Control, if a participant’s employment or service is terminated without Cause by the Company or an affiliate or a participant terminates his or her employment or service with the Company or an affiliate for “Good Reason” (if applicable), in either case, during the 24-month period following a Change of Control, all outstanding options and stock appreciation rights held by the participant shall become fully exercisable and all restrictions with respect to outstanding awards shall lapse and become vested and non-forfeitable.

Notwithstanding anything in the 2013 and 2022 Omnibus Plans or any award agreement to the contrary, to the extent any provision of the 2013 or 2022 Omnibus Plan or an award agreement would cause a payment of nonqualified deferred compensation that is subject to Section 409A of the Code (“Section 409A”) to be made upon the occurrence of (1) a Change of Control or Change in Control, then such payment shall not be made unless such Change of Control also constitutes a “change in ownership,” “change in effective control,” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A or (2) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A. Any payment that does not comply with the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change of Control, Change in Control or termination of employment or service, but disregarding any performance requirements and substituting the passage of time for any future service requirements and any performance periods. If a Change of Control constitutes a “change of control” within the meaning of Section 409A, any required payment shall be made in a lump sum within 10 business days of the Change of Control unless the Award Agreement specifies otherwise. If a termination following a Change of Control or Change in Control, qualifies as a “separation from service” within the meaning of Section 409A, distribution will be made in a lump sum within 60 days of the separation from service date unless the Award Agreement specifies otherwise.
Employment Agreements
Each of our Named Executive Officers is party to an employment agreement, which provides, as applicable, certain change of control, separation or severance benefits. In May 2018, we entered into a new employment agreement with Mr. Tutton upon his promotion to President, Specialty Sports Group. In August 2018, we entered into an employment agreement with Mr. Dennison upon his hiring as President, Powered Vehicles Group and the employment agreement was amended in June 2019 upon his promotion to Chief Executive Officer. In August 2020, we amended the employment agreements for Messrs. Dennison and Tutton to remove specific target metrics in order to align and engage the employees in light of the COVID-19 pandemic. In April 2021, we entered into an employment agreement with Mr. Merchant upon his appointment as Chief Legal Officer and Secretary. In May 2021, we entered into a new employment agreement with Mr. Fletcher upon his promotion to President, PVG Business and Corporate Strategy. In connection with our realignment of PVG into the PVG and the AAG in the second quarter of fiscal year 2023, his title was modified to President, Aftermarket Application, with no new employment agreement being made. In June 2023, we entered into an employment agreement with Mr. Schemm upon his appointment to Chief Financial Officer and Treasurer. The employment agreements prohibit the Named Executive Officers from soliciting our employees for two years following the cessation of such NEO’s employment.
Termination by Mutual Agreement, Death, Disability, for Cause or Voluntarily
In the event a Named Executive Officer’s employment is terminated by mutual agreement of the parties, by the Company if the executive dies or becomes disabled, by the Company for “Cause,” or by the executive officer voluntarily, at any time (provided he provides not less than 90 days written notice), such executive officer is entitled to receive the following payments and compensation: (1) accrued and unpaid annual Base Salary for services rendered prior to the date of termination or resignation; and (2) reimbursement of any un-reimbursed business expenses as of the date of termination or resignation (collectively, “General Separation Payments”). Additionally, in the event a Named Executive Officer’s employment is terminated by the Company because the executive dies or becomes disabled, such executive officer is also entitled to receive a pro rata payment of the executive’s performance bonus (which the executive would have earned under his employment agreement if employed for the entire fiscal year in which termination occurs, payable during the year the applicable audited financial statements become available).

Termination without Cause or for Good Reason
In the event a Named Executive Officer’s employment is terminated by the Company without Cause or if the Named Executive Officer resigns for “Good Reason,” such executive officer is entitled to receive the following payments and compensation: (1) General Separation Payments, (2) the applicable Severance Payment (only upon the execution of a release); (3) a pro rata payment of the executive’s performance bonus (which the executive would have earned under his new employment agreement if employed for the entire fiscal year in which termination occurs, payable during the year the applicable audited financial statements become available); and (4) continued Company sharing in the cost of health care insurance during the period executive receives severance.
The “Severance Payment” amount to be paid with respect to a termination without Cause or for Good Reason shall equal the Named Executive Officer’s annual base salary as of the date of termination; provided, however, in the event of the “Good Reason” trigger being a reduction in Base Salary, then the Severance Payment amount shall equal the executive’s annual base salary prior to such reduction, provided that such severance amount is greater than the executive’s base salary at termination.
For purposes of the employment agreements, termination for “Cause” means with respect to a Named Executive Officer, one or more of the following: (1) willful or grossly negligent violation of any law which causes material injury to the business of our Company (or any subsidiary) or entry of a plea of nolo contendere (or similar plea) to a charge of such an offense; (2) conduct causing us or any of our subsidiaries significant public disgrace or disrepute; (3) any act or omission aiding or abetting a competitor, supplier, or customer of ours or any of our subsidiaries to the material disadvantage or detriment of us and our subsidiaries; (4) the executive’s willful violation of fiduciary duties to our Company or any subsidiary, including the duty of loyalty and the corporate opportunity doctrine; (5) commission of, or the act of fraud, dishonesty, misappropriation or embezzlement, or the executive’s commission of any felony offense; (6) material breach of the executive’s representations, warranties, or covenants under his new employment agreement or any other agreement between the parties hereto that, if curable and unrelated to a breach of his confidentiality obligations, remains uncured for 15 days following written notice thereof from us to executive; and (7) refusal to comply with our reasonable orders or directives (including refusal to perform, other than as a result of death or disability, material assigned duties or responsibilities that are consistent with normal business practices and his new employment agreement) or our (or our subsidiaries’) material and reasonable rules, regulations, policies, procedures or practices that are not inconsistent with the terms of his new employment agreement or applicable law, which continues uncured for 15 days following written notice thereof from us to the executive.
A resignation by a Named Executive Officer will be deemed a resignation for “Good Reason” if the executive provides written notice to the Company of the specific circumstances alleged to constitute Good Reason within 90 days after any one or more of the following events: (1) a reduction in executive’s base salary below the amount as of the date of his employment agreement (other than a substantially similar reduction applicable to all executives); (2) for Mr. Tutton only, the Company requiring, without the executive’s consent, that the executive relocate the executive’s principal place of business outside a 30-mile radius from the location where the executive is employed as of the effective date of his employment agreement or such other location as consented to by the executive; (3) material breach by us of his employment agreement; or (4) without the executive’s consent, a material reduction in the executive’s duties or responsibilities, such that the executive is no longer playing his current role or at least an equivalent position, as applicable. Where curable, the Company will have 30 days to cure such circumstances upon the receipt of notice from the executive.

Estimated Potential Payments upon Change of Control or Certain Termination Events
The table below provides an estimate of the payments and benefits that would be paid to our Named Executive Officers in connection with any termination of employment or upon a Change of Control of the Company. The payments are quantified assuming the termination of employment or Change of Control occurred on December 29, 2023.

Name and Form of Payment	Mutual Agreement, For Cause, Voluntarily	Death or Disability	Without Cause or for Good Reason (not in connection with a Change of Control)	Awards Not Continued or Assumed or Termination Within 24 Months Without Cause or for Good Reason (Change of Control)	No Termination, Awards Continued or Assumed (Change of Control)
Michael C. Dennison
Cash Compensation (1)	$37,500	$37,500	$1,012,500	$1,012,500	$—
Cash Bonus (2)	—	—	—	—	—
RSUs (3)	—	—	—	3,468,877	—
PSUs (3)	—	—	—	2,673,288	—
Benefits and Perquisites	—	—	20,251	20,251	—
Total	$37,500	$37,500	$1,032,751	$7,174,916	$—
Dennis C. Schemm
Cash Compensation (1)	$21,154	$21,154	$571,154	$571,154	$—
Cash Bonus (2)	—	—	—	—	—
RSUs (3)	—	—	—	504,818	—
PSUs (3)	—	—	—	359,533	—
Benefits and Perquisites	—	—	10,630	10,630	—
Total	$21,154	$21,154	$581,784	$1,446,135	$—
Maggie E. Torres
Cash Compensation (1)	$14,423	$14,423	$389,423	$389,423	$—
Cash Bonus (2)	—	—	—	—	—
RSUs (3)	—	—	—	117,955	—
PSUs (3)	—	—	—	—	—
Benefits and Perquisites	—	—	18,464	18,464	—
Total	$14,423	$14,423	$407,887	$525,842	$—
Scott R. Humphrey
Cash Compensation (1)	$21,154	$21,154	$571,154	$571,154	$—
Cash Bonus (2)	—	—	—	—	—
RSUs (3)	—	—	—	270,055	—
PSUs (3)	—	—	—	—	—
Benefits and Perquisites	—	—	19,146	19,146	—
Total	$21,154	$21,154	$590,300	$860,355	$—
Toby D. Merchant
Cash Compensation (1)	16,923	16,923	456,923	456,923	—
Cash Bonus (2)	—	—	—	—	—
RSUs (3)	—	—	—	335,915	—
PSUs (3)	—	—	—	365,944	—
Benefits and Perquisites	—	—	9,003	9,003	—
Total	16,923	16,923	465,926	1,167,785	—

Christopher J. Tutton
Cash Compensation (1)	$18,077	$18,077	$488,077	$488,077	$—
Cash Bonus (2)	—	—	—	—	—
RSUs (3)	—	—	—	633,705	—
PSUs (3)	—	—	—	458,662	—
Benefits and Perquisites	—	—	7,835	7,835	—
Total	$18,077	$18,077	$495,912	$1,588,279	$—
Thomas L. Fletcher
Cash Compensation (1)	$16,538	$16,538	$446,538	$446,538	$—
Cash Bonus (2)	—	—	—	—	—
RSUs (3)	—	—	—	319,990	—
PSUs (3)	—	—	—	309,666	—
Benefits and Perquisites	—	—	19,801	19,801	—
Total	$16,538	$16,538	$466,339	$1,095,995	$—
(1)Cash compensation related to termination by Mutual Agreement, For Cause, or Voluntarily and Death or Disability are payable in a lump sum. Cash compensation shown under Without Cause or for Good Reason are payable in 12, 18, or 24 monthly installments.
(2)Cash Bonuses would have been payable in a lump sum and RSUs would have vested immediately.
(3)Amounts shown for RSUs and PSUs represent the fair value of unvested awards as of December 29, 2023, assuming termination during the 24 month period following a Change of Control whereby all restrictions with respect to outstanding awards shall lapse and the awards shall become vested and non-forfeitable.

CEO Pay Ratio
The SEC requires companies to disclose the ratio of the annual total compensation of their CEO to the median of the annual total compensation of their other employees.
Methodology and Pay Ratio
For fiscal year 2023, the median annual total compensation of all employees of FOX (other than our Chief Executive Officer) was $49,551. The annual total compensation of our Chief Executive Officer was $6,033,703, reflecting Mr. Dennison who served as Chief Executive Officer on the date upon which we selected to identify the median employee. Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median annual total compensation of all employees for fiscal year 2023 was approximately 122 to 1.
The Company identified the “median employee” by using the following methodology and material assumptions, adjustments, and estimates (consistent with all applicable SEC rules):
•The Company selected December 29, 2023, the last day of FOX’s prior fiscal year, as the date upon which we would identify the “median employee.”
•As of this date, our employee population consisted of approximately 3,556 individuals, excluding employees on leaves of absence who are not expected to return to work.
•For purposes of determining our median employee, the Company excluded European and Australian employees that, in total, resulted in the exclusion of less than 5% of FOX's total number of employees as permitted under SEC rules. The Company also excluded 346 employees from Marucci Sports, LLC that was acquired in November 2023.

•The Company used fiscal year-to-date “gross cash earnings” paid through December 29, 2023 as our consistently applied compensation measure. In this context, gross cash earnings include any salary (including overtime), bonus, and/or commissions. Salaries were annualized for all permanent employees who were hired after the fiscal year began; all foreign currencies were converted to U.S. dollars.
•Once the Company identified the median employee, the Company calculated the elements of the median employee’s fiscal year 2023 total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
Pay vs. performance
This section should be read in conjunction with the CD&A, which includes additional discussion of the objectives of FOX’s executive compensation and benefit program and how they are aligned with the Company’s financial and operational performance.
Pay versus performance
Included in the table below is the annual compensation paid to our executives and our financial performance for each of the three previous fiscal years.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for Chief Executive Officer (1)	Compensation Actually Paid to Chief Executive Officer	Average Summary Compensation Table Total for Other Named Executive Officers (2)	Average Compensation Actually Paid to Other Named Executive Officers	Total Stockholder Return (3)	Peer Group Total Stockholder Return	Net Income	Adjusted EBITDA (4)
2023	$6,033,703	$2,384,938	$976,966	$593,856	$96.70	$215.12	$120,836,623	$261,048,074
2022	$7,701,102	$(784,351)	$1,781,723	$355,598	$130.74	$140.79	$205,277,739	$321,831,275
2021	$7,817,826	$15,024,562	$1,597,907	$3,525,371	$243.77	$155.21	$163,817,937	$263,949,984
2020	$3,848,244	$7,969,104	$1,101,925	$3,372,336	$151.49	$127.92	$90,673,757	$176,341,637
(1)This is the total compensation, as depicted in the Summary Compensation Table above, for our CEO Mr. Dennison.
(2)Represents the average total compensation, as depicted in the Summary Compensation Table above.
(3)Our total stockholder return assumes the investment of $100 in our common stock on the last trading day before the earliest fiscal year in the above table through and including the end of the fiscal year for which total stockholder return is depicted.
(4)Adjusted EBITDA is equal to FOX’s net income adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, patent litigation-related expenses, acquisition and integration-related expenses, organizational restructuring related costs, strategic transformation costs, and costs related to tax restructuring initiatives

To calculate compensation actually paid (“CAP”) to the Chief Executive Officer and the average CAP to the other Named Executive Officers, the following amounts were deducted from and added to total compensation, as depicted in the Summary Compensation Table:

Year	Summary Compensation Total	Amounts Reported in the Summary Compensation Table for Stock Awards (1)	Value of Stock Awards Granted During the Year, Outstanding and Unvested at Year-End (2)	Change in Value of Stock Awards Granted in Any Prior Year, Outstanding and Unvested at Year-End (3)	Change in Value of Stock Awards Granted in Any Prior Year, Vested During the Year (4)	Compensation Actually Paid
Principal Executive Officer
2023	$6,033,703	$(5,000,030)	$2,126,126	$(1,346,382)	$571,521	$2,384,938
2022	$7,701,102	$(4,500,140)	$3,414,949	$(5,269,787)	$(2,130,475)	$(784,351)
2021	$7,817,826	$(4,939,011)	$7,888,881	$3,227,549	$1,029,317	$15,024,562
2020	$3,848,244	$(2,119,059)	$5,410,766	$705,737	$123,416	$7,969,104
Average for Other NEOs (5)
2023	$976,966	$(586,493)	$283,354	$(131,928)	$51,957	$593,856
2022	$1,781,723	$(720,080)	$546,436	$(811,488)	$(440,993)	$355,598
2021	$1,597,907	$(664,340)	$1,212,721	$571,654	$807,429	$3,525,371
2020	$1,101,925	$(550,558)	$971,581	$1,080,792	$768,596	$3,372,336
(1)Represents the grant date fair value of equity awards granted in each applicable year, as reported in our Summary Compensation Table.
(2)Represent the year-over-year change in the fair value of equity awards to our CEO and average for our other NEOs. No awards vested in the year they were granted.
(3)Represents the change in fair value of equity awards that were granted in any prior fiscal year and were unvested as of the end of each applicable year.
(4)Represents the change in fair value of equity awards that were granted in any prior fiscal year and vested during each applicable year.
(5)Our fiscal year 2020 reflects the transition of our Former CEO, Larry Enterline, to an Executive Chair of the Board role, and the promotion of Michael Dennison from President, Powered Vehicles Group to CEO. Our fiscal year 2023 reflects the changes in our CFO position.
The fair value of stock awards includes the value of both RSUs and PSUs. The measurement date fair value of RSUs was determined based on the market price of the Company's common stock on the measurement date. The PSUs include two separate performance-based components: (1) a FCF metric, and (2) a ROIC metric. The measurement date fair value of the performance-based component of the PSUs was determined based upon the measurement date stock price.
Pay-for-performance alignment
The following table identifies the three most important financial performance measures used by the Committee to link the “compensation actually paid” (CAP) to our CEO and other NEOs in fiscal year 2023, calculated in accordance with SEC regulations, to Company performance. The role of each of these performance measure on our NEOs' compensation is discussed in the CD&A above.

FINANCIAL PERFORMANCE METRICS
Adjusted EBITDA
Free Cash Flow
Return on Invested Capital
Compensation actually paid versus Company performance

The graph below depicts the relationship between each of financial performance measures in the pay versus performance table above and compensation actually paid (“CAP”) to our CEO and, on average, to our other NEOs, for the fiscal years 2023, 2022, 2021, and 2020.
CAP vs FOXF TSR & Peer Group TSR

$20,000
$15,000
$10,000
$5,000
$—
Compensation Actually Paid (shown in thousands)
$300.00
$250.00
$200.00
$150.00
$100.00
$50.00
$—
Total Shareholder Return Indexed ($100)
$7,969
$3,372
$15,025
$3,525
$(784)
$356
$2,385
$594
2020
2021
2022
2023
CAP - CEO
CAP - Avg. Other NEOs
FOXF
Peer Group**

CAP vs Net Income

Compensation Actually Paid (in thousands)
Net Income (in thousands)
$16,000
$12,000
$8,000
$4,000
$—
$(4,000)
$300,000
$240,000
$180,000
$120,000
$60,000
$—
$7,969
$3,372
$15,025
$3,525
$(784)
$356
$2,385
$594
2020
2021
2022
2023
CAP - CEO
CAP - Avg. Other NEOs
Net Income

CAP vs Adjusted EBITDA

$16,000
$12,000
$8,000
$4,000
$—
$(4,000)
Compensation Actually Paid (in thousands)
$400,000
$300,000
$200,000
$100,000
Adjusted EBITDA (in thousands)
$15,025
$7,969
$3,372
$3,525
$356
$(784)
$2,385
$594
2020
2021
2022
2023
CAP - CEO
CAP - Avg. Other NEOs
Adjusted EBITDA

COMPENSATION COMMITTEE REPORT

We reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K to be included in the Company’s 2024 Proxy Statement filed pursuant to Section 14(a) of the Exchange Act. Based on the reviews and discussions referred to above, we recommend to the Board that the Compensation Discussion and Analysis referred to above be included in the Company’s 2024 Proxy Statement.

Members of the Compensation Committee:
Elizabeth A. Fetter, Chair
Dudley W. Mendenhall
Jean H. Hlay
Sidney Johnson
The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference in such filing.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)
General
Our Audit Committee appointed Grant Thornton LLP as independent public accountants to examine our consolidated financial statements for fiscal year 2024, and determined that it would be desirable to request that the stockholders ratify the appointment.
You may vote “For” or “Against” this proposal, or you may “Abstain” from voting.
Grant Thornton LLP is an independent registered public accounting firm and audited our financial statements for the fiscal years ended December 29, 2023, December 30, 2022, and December 31, 2021. Based on its past performance during these audits, the Audit Committee selected Grant Thornton LLP as the independent auditor to perform the audit of our financial statements for fiscal year 2024. Information regarding Grant Thornton LLP can be found at www.grantthornton.com.
Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting via live webcast, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Fees
The following table sets forth the total amount billed to us for the fiscal years ended December 29, 2023 and December 30, 2022 by Grant Thornton LLP.

	Fiscal Year 2023	Fiscal Year 2022
Audit Fees (1)	$2,716,806	$2,310,029
Audit-Related Fees (2)	—	26,750
Tax Fees (3)	136,257	138,352
All Other Fees (4)	323,502	1,287
Total	$3,176,565	$2,476,418
(1)“Audit Fees” are aggregate fees billed by Grant Thornton LLP for professional services for the audit of our annual financial statements included in our annual reports on Form 10-K and for the review of our interim financial statements included in our quarterly reports on Form 10-Q or services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements.
(2) “Audit-Related Fees” are aggregate fees billed by Grant Thornton LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”. These services include consultations and audits related to mergers and acquisitions; and services related to offering of common stock and consents for registration statements.
(3)“Tax Fees” are aggregate fees billed by Grant Thornton LLP for professional services rendered in connection with tax compliance, tax advice and tax planning.
(4)“All Other Fees” consist of fees for services, other than those that meet the criteria above and include fees for permitted advisory services, specifically, operational audit services.
The Audit Committee evaluated Grant Thornton LLP’s qualification, performance and independence and determined that services provided by Grant Thornton LLP were permitted under the rules and regulations concerning public accountant’s independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as amended, as well as by the Public Company Accounting Oversight Board (the “PCAOB”).

Pre-Approval Policy
The Audit Committee’s policy is to pre-approve any independent accountant’s engagement to render audit and or permissible non-audit services (including the fees charged and proposed to be charged by independent accountants) subject to the de minimis exceptions under Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as otherwise required by law. Non-audit services may include audit-related services, tax services, or other services. The Audit Committee annually reviews whether the provision of permitted non-audit services is compatible with maintaining the accountant’s independence. The Audit Committee pre-approved all “Audit Fee”, “Audit-Related Fee” and “Tax Fee” in fiscal years 2023 and 2022.
Required Vote for Stockholder Approval
The affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote thereon is required to ratify the appointment.
Recommendation of the Board
The Board recommends that you vote “FOR” the ratification of the appointment of Grant Thornton LLP to serve as independent auditor for the Company for the fiscal year ending January 3, 2025.

AUDIT COMMITTEE REPORT
Our Audit Committee is comprised of three independent directors, Ms. Hlay, Mr. Mendenhall, and Mr. Waitman, all of whom are financially literate. In addition, the Board designated Mr. Mendenhall and Ms. Hlay as the “audit committee financial experts” under the applicable SEC rules. The Audit Committee operates under a written charter, which reflects the requirements regarding audit committees under the Nasdaq Listing Rules and the Sarbanes-Oxley Act of 2002, as amended. A current copy of the Audit Committee Charter is available on the Company’s website at http://investor.ridefox.com.
The Audit Committee’s primary role is to assist the Board in (1) retaining an independent public accountant; (2) overseeing the independent public accountant; (3) reviewing financial statements and disclosure matters; (4) compliance oversight; and (5) oversight of the Company’s internal audit function.
The Audit Committee reviewed and discussed our audited financial statements for the year ended December 29, 2023, with management and with Grant Thornton LLP. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 29, 2023 (the "Annual Report").
The Audit Committee also discussed with Grant Thornton LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit Committee also received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and discussed with Grant Thornton LLP its independence from us.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for filing with the SEC.
Members of the Audit Committee:
Jean H. Hlay, Chair
Dudley W. Mendenhall
Ted D. Waitman
The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference in such filing.

ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION
(PROPOSAL 3)

We are providing stockholders with an opportunity to cast an advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables (commonly referred to as “Say-on-Pay”) as required by Section 14A of the Exchange Act (15 U.S.C. 78n-1).
Accordingly, you are being asked to approve the following advisory resolution at the Annual Meeting:
“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion in this Proxy Statement, is hereby approved.”
The advisory approval of the Company’s executive compensation is a non-binding vote on the compensation paid to the Company’s Named Executive Officers, as described pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables, and the narrative discussions, set forth in this Proxy Statement.
As described in detail under “Executive Compensation - Compensation Discussion and Analysis,” our compensation programs are designed to attract, motivate and retain individuals who share our visions and values and who can consistently perform in such a manner that enables the Company to achieve its strategic goals. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with our stockholders’ long-term interests. Stockholders are encouraged to read the “Compensation Discussion and Analysis” section, the accompanying compensation tables, and the related narrative discussion.
We currently hold our advisory vote on executive compensation annually. Thus, we expect to hold our next advisory vote on executive compensation at the 2025 Annual Meeting of Stockholders.
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our Named Executive Officers and will not be binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
Required Vote for Stockholder Approval
The affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the proposal is required to approve the advisory vote on executive compensation.
Recommendation of the Board
The Board recommends that you vote "FOR" the approval, on an advisory basis, of the resolution approving the compensation of our Named Executive Officers.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
(PROPOSAL 4)
In addition to providing our stockholders with the opportunity to cast an advisory vote on executive compensation, we are providing stockholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years. We are providing this vote as required by Section 14A of the Exchange Act (15 U.S.C. 78n-1).
The Board believes that a frequency of every "One Year” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. The Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, requires the Company to hold the advisory vote on the frequency of the "say on pay" vote at least once every six years.
The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.
Because the vote on this proposal is advisory in nature, it will not be binding on the Board or the Compensation Committee. However, the Board and Compensation Committee will consider the outcome of the vote along with other factors when making its decision about the frequency of future stockholder advisory votes on the compensation of our Named Executive Officers.
Required Vote for Stockholder Approval
The frequency option (i.e., one year, two years or three years) that receives the plurality of votes cast on this proposal will be deemed the preferred option of stockholders.
Recommendation of the Board
The Board recommends that you vote for the option of every "ONE YEAR" for the frequency of future advisory votes on executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of March 5, 2024, the number of shares of our common stock, par value $0.001 per share (the only class of voting securities outstanding), beneficially owned by: (1) certain 5% beneficial owners; (2) each director and nominee for director; (3) each person who is named in the Summary Compensation Table; and (4) all directors and executive officers as a group. The applicable percentage ownership is based on 41,993,841 shares of common stock outstanding as of March 5, 2024. All holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of holders of shares of common stock.
The number of shares beneficially owned by each entity or individual is determined pursuant to Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the following table, subject to community property laws where applicable.

		Common Stock Beneficially Owned
Name and Address of Beneficial Owner		Number of Shares	Percentage of Class
5% Beneficial Owners
BlackRock, Inc.	(1)	5,284,844	12.6%
The Vanguard Group, Inc.	(2)	4,242,423	10.1%
Kayne Anderson Rudnick Investment Management, LLC	(3)	3,420,016	8.1%
Wasatch Advisors LP	(4)	2,660,244	6.3%
Neuberger Berman Group LLC	(5)	2,270,877	5.4%

Directors and Officers (6)
Michael C. Dennison	(7)	53,322	*
Dennis C. Schemm	(8)	1,776	*
Maggie E. Torres	(9)	1,963	*
Scott R. Humphrey	(10)	4,841	*
Toby D. Merchant	(11)	4,283	*
Christopher J. Tutton	(12)	10,014	*
Thomas L. Fletcher	(13)	3,281	*
Dudley W. Mendenhall	(14)	10,500	*
Thomas E. Duncan	(15)	8,559	*
Elizabeth A. Fetter	(16)	3,596	*
Jean H. Hlay	(17)	7,670	*
Sidney Johnson	(18)	4,446	*
Ted D. Waitman	(19)	10,900	*
All current executive officers and directors as a group (13 persons)	(20)	125,151	*
* Less than 1%
(1)This information is based on a Schedule 13G/A filed by BlackRock, Inc. on January 23, 2024. BlackRock, Inc. has sole power to vote 5,227,912 shares and sole power to dispose of 5,284,844 shares. BlackRock, Inc.’s address is 50 Hudson Yards, New York, NY 10001.
(2)This information is based on a Schedule 13G/A filed by The Vanguard Group, Inc. on February 13, 2024. The Vanguard Group, Inc. has shared power to vote 78,726 shares, sole power to dispose of 4,119,368 shares, and shared power to dispose of 123,055 shares. The Vanguard Group, Inc.'s address is 100 Vanguard Blvd., Malvern, PA 19355.

(3)This information is based on a Schedule 13G/A filed by Kayne Anderson Rudnick Investment Management, LLC on February 13, 2024. Kayne Anderson Rudnick Investment Management, LLC has sole power to vote 817,405 shares, and shared power to vote 2,514,246 shares. Kayne Anderson Rudnick Investment Management, LLC has sole power to dispose of 905,770 shares and shared power to dispose of 2,514,246 shares. Kayne Anderson Rudnick Investment Management, LLC’s address is 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067.
(4)This information is based on a Schedule 13G filed by Wasatch Advisors LP on February 09, 2024. Wasatch Advisors LP has sole power to vote and dispose of 2,660,244 shares. Wasatch Advisors LP’s address is 505 Wakara Way, Salt Lake City, UT 84108.
(5)This information is based on a Schedule 13G/A filed by Neuberger Berman Group LLC on February 13, 2024. These entities have shared power to vote 2,238,174 shares and shared power to dispose of 2,270,877 shares. No entity has sole voting power of any of the shares. Neuberger Berman Group LLC's address is 1290 Avenue of the Americas, New York, NY 10104.
(6)The information provided in this table is based on the Company's records and information supplied by the officers and the directors. Except as set forth in the footnotes to this table, the business address of each director and officer listed is c/o Fox Factory Holding Corp., 2055 Sugarloaf Circle, Suite 300, Duluth, GA 30097.
(7)Consists of 40,525 shares of our common stock held directly by Mr. Dennison and 12,797 unvested RSUs that will vest in 60 days of the record date March 5, 2024. Mr. Dennison is our Chief Executive Officer and serves on our Board.
(8)Consists of 1,776 unvested RSUs that will vest in 60 days of the record date March 5, 2024. Mr. Schemm is our Chief Financial Officer and Treasurer.
(9)Consists of 1,632 shares of common stock held directly by Ms. Torres as of June 12, 2023 when she transitioned from her role as Interim Chief Financial Officer and Interim Treasurer to Director of Accounting Projects and 331 RSUs vested within 60 days after that.
(10)Consists of 4,841 shares of our common stock held directly by Mr. Humphrey as of his last employment date April 14, 2023. Mr. Humphrey is our Former Chief Financial Officer and Former Treasurer.
(11)Consists of 3,901 shares of our common stock held directly by Mr. Merchant and 382 unvested RSUs that will vest in 60 days of the record date March 5, 2024. Mr. Merchant is our Chief Legal Officer, Secretary and Chief Compliance Officer.
(12)Consists of 7,145 shares of our common stock held directly by Mr. Tutton and 2,869 unvested RSUs that will vest in 60 days of the record date March 5, 2024. Mr. Tutton is our President, Special Sports Group.
(13)Consists of 2,899 shares of our common stock held directly by Mr. Fletcher and 382 unvested RSUs that will vest in 60 days of the record date March 5, 2024. Mr. Fletcher is our President, Aftermarket Applications Group.
(14)Consists of 8,806 shares of our common stock held directly by Mr. Mendenhall and 1,694 unvested RSUs that will vest in 60 days of the record date March 5, 2024. Mr. Mendenhall is our Chair of the Board.
(15)Consists of 7,019 shares of our common stock held directly by Mr. Duncan and 1,540 unvested RSUs that will vest in 60 days of the record date March 5, 2024. Mr. Duncan serves on our Board.
(16)Consists of 2,056 shares of our common stock held directly by Ms. Fetter and 1,540 unvested RSUs that will vest in 60 days of the record date March 5, 2024. Ms. Fetter serves on our Board.
(17)Consists of 6,130 shares of our common stock held directly by Ms. Hlay and 1,540 unvested RSUs that will vest in 60 days of the record date March 5, 2024. Ms. Hlay serves on our Board.
(18)Consists of 2,906 shares of our common stock held directly by Mr. Johnson and 1,540 unvested RSUs that will vest in 60 days of the record date March 5, 2024. Mr. Johnson serves on our Board.
(19)Consists of 9,360 shares of our common stock held directly by Mr. Waitman and 1,540 unvested RSUs that will vest in 60 days of the record date March 5, 2024. Mr. Waitman serves on our Board.
(20)Consists of shares included under "Directors and Officers”. Per the Company’s policy, officers and directors of the Company are required to obtain prior written approval from Dennis C. Schemm or Toby D. Merchant before holding securities of the Company in a margin account or pledging securities of the Company as collateral for a loan.
There are no material proceedings to which any director, officer or affiliate of FOX, any owner of record or beneficially of more than 5% of our common stock, or any associate of any such director, officer, affiliate of FOX, or security holder is a party adverse to FOX or any of our subsidiaries or has a material interest adverse to FOX or any of our subsidiaries.
There are no arrangements currently known to the Company, the operation of which may at a subsequent date result in a change of control.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of 10% or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.
Based solely upon our review of such forms (and amendments thereto) furnished to us during fiscal year 2023, and upon representations received by us from certain of our directors, and executive officers, we believe that our directors, executive officers and beneficial owners of 10% or more of a registered class of our equity securities complied with all Section 16(a) filing requirements on a timely basis during fiscal year 2023, except for one late Form 4 filed on August 15, 2023 with respect to one transaction for Michael C. Dennison due to an inadvertent administrative error.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2025
Delivery
All stockholder proposals and stockholder candidate submissions for director nominees must be submitted in writing to our Chief Legal Officer and Secretary by mail to our principal executive offices located at located at 2055 Sugarloaf Circle, Suite 300, Duluth GA 30097 or by email to legal@ridefox.com. All proposals and submissions must be received by the close of business, Eastern Time, during the applicable time periods listed below.
Stockholder Proposals - Inclusion in Company Proxy Statement
For a stockholder proposal to be considered by us for inclusion in our Proxy Statement and form of proxy relating to the 2025 Annual Meeting of Stockholders, the proposal must be received by November 20, 2024, as prescribed by rules under the Exchange Act.
Other Stockholder Proposals - Business to be Conducted at the Annual Meeting
With respect to stockholder proposals not wishing to be included in our Proxy Statement and form of proxy, but rather to be brought as business at the Annual Meeting of Stockholders, our Bylaws prescribe certain advance notice procedures independent of the notice requirement and deadline described above. Our Bylaws state that, to be timely, notice and certain related information must be received at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders. However, in the event that the date of the Annual Meeting of Stockholders is more than 30 days before or more than 70 days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting of stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Therefore, to be timely under our Bylaws, a proposal for the 2025 Annual Meeting of Stockholders not included by or at the direction of the Board must be received no earlier than January 3, 2025, and no later than February 2, 2025.

Stockholder Director Nominees
See “Nominations of Directors and Diversity - Consideration of Director Nominees.” To be timely stockholders must submit written director candidate nominations for the 2025 Annual Meeting of Stockholders no earlier than January 3, 2025, and no later than February 2, 2025. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 4, 2025, unless the date of the 2025 Annual Meeting of Stockholders has been changed by more than 30 days from the previous year's Annual Meeting of Stockholders. If the 2025 Annual Meeting of Stockholders is set for a date that is not within 30 day calendar days of the anniversary of the date of the 2024 Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made by the.

ATTENDING THE ANNUAL MEETING VIA WEBCAST
We will host the Annual Meeting live via webcast. You will not be able to attend the Annual Meeting in person. Stockholders may listen to and participate in the Annual Meeting live if they register at www.proxydocs.com/FOXF. The webcast will start at 1:00 p.m. Eastern Daylight Time, on May 3, 2024. Stockholders may vote and submit questions while connected to the Annual Meeting on the Internet.
Instructions on how to connect and participate in the Annual Meeting, including how to demonstrate proof of ownership of our common stock, are posted at www.proxydocs.com/FOXF. To attend the Annual Meeting, log in and register at www.proxydocs.com/FOXF. You will need your unique control number that is printed in the box marked by the arrow on your Notice or your proxy card (if you received a printed copy of the proxy materials) to register and attend the Annual Meeting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
Proxy Materials are available online at www.proxydocs.com/FOXF. If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year’s stockholder meeting, you must make this request on or before April 23, 2024. You can order paper materials by visiting www.investorelections.com/FOXF, calling 1-866-648-8133, or writing to us at our principal executive offices located at 2055 Sugarloaf Circle, Suite 300, Duluth, GA 30097, Attention: Chief Executive Officer. You will need your unique control number on your proxy card. Alternatively, you can send a blank email with your unique control number in the subject line to paper@investoerelections.com.
We and some brokers adopted “householding,” a procedure under which stockholders who have the same address will receive a single set of Proxy Materials, unless one or more of these stockholders provides notice that they wish to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.
If you participate in householding and wish to receive a separate set of these Proxy Materials, or if you wish to receive separate copies of future notices and Proxy Materials, or if you would like to participate in householding and receive a single set future notices and Proxy Materials in the future, please follow the instruction above to submit your request. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

Annex A - Non-GAAP Measures
    The Company provides certain non-GAAP financial measures in this Proxy Statement that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States, including, “non-GAAP adjusted net income”, “non-GAAP adjusted earnings per diluted share”, “adjusted EBITDA”, "non-GAAP operating income", "ROIC", and "FCF". The Company defines non-GAAP adjusted net income as net income adjusted for amortization of purchased intangibles, litigation and settlement-related expenses, other acquisition and integration-related expenses, organizational restructuring related costs, strategic transformation costs, and other non-recurring items, all net of applicable tax. These adjustments are more fully described in the tables included below. Non-GAAP adjusted earnings per diluted share is defined as non-GAAP adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. The Company defines adjusted EBITDA as net income adjusted for interest and other expense, net, income taxes, amortization of purchased intangibles, depreciation, non-cash stock-based compensation, litigation and settlement-related expenses, other acquisition and integration-related expenses, organizational restructuring related costs, strategic transformation costs and other non-recurring items that are more fully described in the tables below. The Company defines non-GAAP operating income as net income adjusted for interest and other expense, net, amortization of purchased intangibles, litigation and settlement-related expenses, other acquisition and integration-related expenses and organizational restructuring related costs, all net of applicable tax. The Company defines Return on Invested Capital ("ROIC") as non-GAAP operating income after taxes divided by total debt and total stockholders' equity. The Company defines Free Cash Flow ("FCF") as net cash provided by operating activities less purchases of property and equipment.

NET INCOME TO NON-GAAP ADJUSTED NET INCOME RECONCILIATION AND CALCULATION OF NON-GAAP ADJUSTED EARNINGS PER SHARE (in thousands, except per share data) (unaudited)
	For the twelve months ended
	December 29, 2023	December 30, 2022
Net income	$120,846	$205,278
Amortization of purchased intangibles	26,509	21,537
Litigation and settlement-related expenses	2,724	4,222
Other acquisition and integration-related expenses (1)	19,214	1,824
Organizational restructuring expenses (2)	4,027	—
Loss on fixed asset disposals related to organizational restructure	1,027	—
Strategic transformation costs (3)	—	2,769
Non-recurring property tax assessment (4)	—	841
Tax impacts of reconciling items above (5)	(6,874)	(3,801)
Non-GAAP adjusted net income	$167,473	$232,670

Non-GAAP adjusted EPS
Basic	$3.96	$5.51
Diluted	$3.95	$5.49

Weighted average shares used to compute non-GAAP adjusted EPS
Basic	42,305	42,232
Diluted	42,432	42,384

(1)Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets, per period as follows:

	For the twelve months ended
	December 29, 2023	December 30, 2022
Acquisition related costs and expenses	$6,206	$1,824
Finished goods inventory valuation adjustment	13,008	—
Other acquisition and integration-related expenses	$19,214	$1,824
(2)Represents expenses associated with various restructuring initiatives, including the reduction of our Specialty Sports Group workforce. For the twelve month period ended December 29, 2023, $2,865 is classified as cost of sales and $1,162 is classified as operating expense.
(3)Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.
(4)Represents amounts paid for a non-recurring property tax assessment.
(5)Tax impact calculated based on the respective year-to-date effective tax rate.

NET INCOME TO ADJUSTED EBITDA RECONCILIATION (in thousands) (unaudited)
	For the twelve months ended
	December 29, 2023	December 30, 2022
Net income	$120,846	$205,278
Provision for income taxes	17,817	28,486
Depreciation and amortization	58,603	49,241
Non-cash stock based compensation	16,465	16,351
Litigation and settlement-related expenses	2,724	4,222
Other acquisition and integration-related expenses (1)	19,214	1,710
Organizational restructuring expenses (2)	3,952	—
Loss on fixed asset disposals related to organizational restructure	1,027	—
Strategic transformation costs (3)	—	2,769
Non-recurring property tax assessment (4)	—	841
Interest and other expense, net	20,400	12,933
Adjusted EBITDA	$261,048	$321,831
(1)Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations, excluding $114 in stock-based compensation for the twelve months ended December 30, 2022, and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets, per period as follows:

	For the twelve months ended
	December 29, 2023	December 30, 2022
Acquisition related costs and expenses	$6,206	$1,710
Finished goods inventory valuation adjustment	13,008	—
Other acquisition and integration-related expenses	$19,214	$1,710
(2)Represents expenses associated with various restructuring initiatives, such as the reduction of our Specialty Sports Group workforce, excluding $75 in stock-based compensation for the twelve month period ended December 29, 2023. For the twelve month period ended December 29, 2023, $2,865 is classified as cost of sales and $1,087 is classified as operating expense.
(3)Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.

(4)Represents amounts paid for a non-recurring property tax assessment.

NET INCOME TO NON-GAAP OPERATING INCOME AFTER TAXES RECONCILIATION AND CALCULATION OF RETURN ON INVESTED CAPITAL (in thousands) (unaudited)
For the twelve months ended
December 29, 2023
Net income	$120,846
Interest and other expense, net	20,400
Amortization of purchased intangibles	26,509
Litigation and settlement-related expenses	2,724
Other acquisition and integration-related expenses (1)	19,214
Organizational restructuring expenses (2)	4,027
Tax impacts of reconciling items above (3)	(9,328)
Non-GAAP Operating Income after taxes	$184,392

Total indebtedness as of June 30, 2023	$325,000
Total average stockholder's equity	1,171,574
Total debt and stockholder's equity	$1,496,574

Return on Invested Capital (ROIC)	12.3%
(1)Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets.
(2)Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.
(3)Tax impact calculated based on the respective year-to-date effective tax rate.

NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW RECONCILIATION (in thousands) (unaudited)
	For the twelve months ended
	December 29, 2023	December 30, 2022
Net cash provided by operating activities	$178,743	$187,094
Purchases of property and equipment	(46,852)	(43,701)
Free Cash Flow	$131,891	$143,393

Fox Factory Holding Corp.
Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3
THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR.

	PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors (term expires in 2027)					
		FOR	WITHHOLD			
	1.01 Michael C. Dennison	☐	☐			FOR
	1.02 Sidney Johnson	☐	☐			FOR
	1.03 Ted D. Waitman	☐	☐			FOR
		FOR	AGAINST	ABSTAIN		
2.	To ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2024.	☐	☐	☐		FOR
3.	To approve, on an advisory basis, the resolution approving the compensation of Fox Factory Holding Corp.'s named executive officers.	☐	☐	☐		FOR
		1YR	2YR	3YR	ABSTAIN	
4.	To vote on an advisory resolution on the frequency of future advisory votes on the Company's executive compensation.	☐	☐	☐	☐	1 YEAR